UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

JOHNSON CONTROLS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Johnson Controls, Inc.

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Notice of 2012

Annual Meeting

and Proxy Statement

Date of Notice: December 9, 2011

NOTICE OF THE 2012

ANNUAL MEETING OF SHAREHOLDERS

Johnson Controls, Inc. will hold the Annual Meeting of Shareholders on Wednesday, January 25, 2012, at 1:00 P.M. CST at the St. Regis Hotel, Two East 55th Street at 5th Ave., New York, New York. The purposes of the Annual Meeting are as follows:

1.	To elect three directors, with the following as the Board’s nominees:

Dennis W. Archer

Richard Goodman

Mark P. Vergnano

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

3.	To consider an advisory vote on compensation of our named executive officers;

4.	To consider a shareholder proposal to declassify the Board of Directors;

and to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3, and AGAINST item 4. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

If you were a shareholder of record at the close of business on November 17, 2011, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact:

Johnson Controls, Inc.

Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

(414) 524-2363

(800) 524-6220

By Order of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 25, 2012.

Our proxy statement and our fiscal year 2011 annual report to shareholders on Form 10-K are available at http://www.johnsoncontrols.com/proxy.

Johnson Controls, Inc. 5757 North Green Bay Avenue Milwaukee, Wisconsin 53209-4408

December 9, 2011

Dear Shareholder:

The Johnson Controls Annual Shareholders Meeting will convene on Wednesday, January 25, 2012, at 1:00 P.M. CST at the St. Regis Hotel, Two East 55th Street at 5th Ave., New York, New York. We are mailing to shareholders on or about December 9, 2011 our proxy statement, which details the business we will conduct at the Annual Shareholders Meeting and the Company’s Annual Report on Form 10-K for fiscal year 2011. Shareholders should not regard the Annual Report on Form 10-K, which contains our audited financial statements, as proxy solicitation materials. If you have elected not to receive printed proxy materials, you may access them at http://www.johnsoncontrols.com/proxy.

We are pleased to once again offer multiple options for voting your shares. As detailed in the “Questions and Answers” section of this proxy statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method.

To ensure that you have a say in the governance of Johnson Controls and the compensation of its executive officers, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of the Company.

Thank you for your continued support of Johnson Controls.

Sincerely,

JOHNSON CONTROLS, INC.

Stephen A. Roell

Chairman and Chief Executive Officer

*	Agenda items for the Annual Meeting

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are voting on FOUR proposals:
1.	Election of three directors for a term of three years, with the following as the Board’s nominees:

Dennis W. Archer

Richard Goodman

Mark P. Vergnano

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;
3.	Advisory vote on compensation of our named executive officers; and
4.	Consideration of a shareholder proposal to declassify our Board of Directors.

Q:	What are the voting recommendations of the Board?

A:	The Board of Directors is soliciting this proxy and recommends the following votes:
•	FOR each of the director nominees;
•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;
•

FOR the Company’s compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement; and

•	AGAINST the shareholder proposal to declassify our Board of Directors.

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a person whom they believe will carry out our present policies.

Q:	Who can vote?

A:	If you hold shares of our Common Stock, CUSIP No. 478366107, as of the close of business on November 17, 2011, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.

Q:	How do I vote?

A:	There are four ways to vote:
•	by Internet at http://www.eproxy.com/jci/ We encourage you to vote this way as it is the most cost-effective method;
•	by toll-free telephone at 1-800-560-1965;
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	notifying Jerome D. Okarma, Vice President, Secretary and General Counsel, by written revocation letter to the Milwaukee address listed on the front page; or
•	completing a written ballot at the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes. Only the inspectors of the election and certain individuals, independent of our company, who help with the processing and counting of the vote have access to your vote. Our directors and employees may see your vote only if we need to defend ourselves against a claim or in the event of a proxy solicitation by someone other than our company.

Q:	Who will count the vote?

A:	Wells Fargo Bank, N.A. will count the vote. Its representatives will serve as the inspectors of the election.

Q:	Why is it important for me to vote?

A:	Your broker is not permitted to vote on your behalf on the election of directors and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you need to communicate your voting instructions to your broker, bank or other financial institution before the date of the shareholders meeting.

If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval. This holds especially true again this year due to recent rule changes. The rules of the New York Stock Exchange categorize director elections, votes on executive compensation, and votes on a shareholder proposal as “non-routine” matters for purposes of discretionary voting. These rules prohibit your broker from voting your shares on these “non-routine” matters without your direction. For all proposals that shareholders will consider at the Annual Meeting other than Proposal Two, if you own shares in “street name” and do not direct your broker how to vote your shares on the proposals, the result is a “broker non-vote.” The effect of a “broker non-vote” varies by proposal, as we discuss below.

Q:	What is the effect of not voting?

A:	It will depend on how you have your share ownership registered.
•

Shares you own in “street name” through a broker and you do not vote:    In this case, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares at its discretion depending on the proposals before the meeting. Your broker may vote your shares at its discretion on “routine matters.” Your broker may not, however, vote your shares on proposals that are not “routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward the quorum requirement, but they may not affect the outcome of the vote of shareholders on the non-routine matter. We believe that Proposal Two — ratification of our auditor — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. Proposals One, Three, and Four are non-routine matters. Broker non-voted shares will not impact:

•	the election of directors (Proposal One);
•	whether shareholders approve or reject Proposals Three or Four.
•

Shares you own that are directly registered in your name and you do not vote:    In this case, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not impact:

•	the election of directors (Proposal One);
•	whether shareholders approve or reject Proposals Three or Four.
•

Shares you own through a Johnson Controls retirement or employee savings and investment plan (also called a 401(k) plan) for which you do not direct the trustee to vote your shares:    In this case, the trustee will vote the shares credited to your account on all of the Proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in the same manner if the trustee does not receive your proxy card by January 19, 2012.

•

If you sign and return a proxy card for your shares but you do not indicate a voting direction, then the shares you hold will be voted FOR each of the nominees listed in Proposal One, FOR Proposal Two, FOR Proposal Three, AGAINST Proposal Four, and voted in the discretion of the persons named as proxies, upon such other matters that may properly come before the meeting or any adjournments thereof.

Q:	What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

A:	It will depend on each proposal.
•

For Proposal One:  Since this is an uncontested election, the Majority Voting Standard for uncontested election of directors approved by shareholders at the last annual meeting will apply. Using this standard, shareholders will elect the three director nominees if, and only if, the number of votes cast favoring each nominee’s election exceeds the number of votes cast opposing that nominee’s election.

•

For Proposal Two:  The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

•

For Proposal Three:  The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the advisory vote on compensation of our named executive officers. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•

For Proposal Four:  The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the shareholder proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding declassification of the Board.

Q:	What shares are covered by my proxy card?

A:	The shares covered by your proxy card represent the shares of our Common Stock that you own that are registered with our company and our transfer agent, Wells Fargo Bank, N.A., including those shares you own through our dividend reinvestment plan and employee stock purchase plan. Additionally, shares that our employees and retirees own that are credited to our employee retirement and savings and investment plans (401(k) plans) are also covered by your proxy card. The trustee of these plans will vote these shares as directed.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all of your proxy cards using one of the four ways to vote. To provide better shareholder services, we encourage you to have all of your non-broker account shares registered in the same name and address. You may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-877-602-7397.

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on November 17, 2011 can attend the meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-arrival basis.

Q:	What do I need to do to attend the Annual Meeting?

A:	To attend the Annual Meeting, please follow these instructions:
•

If shares you own are registered in your name or if you own shares through a Johnson Controls retirement or employee savings and investment plan, bring your proof of ownership of our Common Stock and a form of identification;

•	If a broker or other nominee holds your shares, bring proof of your ownership of our Common Stock through such broker or nominee and a form of identification; or
•	Bring the attendance card you received with the attached proxy materials and a form of identification.

Q:	Will there be a management presentation at the Annual Meeting?

A:	Management will give a brief presentation at the Annual Meeting.

Q:	Can I bring a guest?

A:	While bringing a guest is not prohibited, please be aware that seating is limited at the Annual Meeting.

Q:	What is the quorum requirement of the Annual Meeting?

A:	A majority of the shares outstanding on November 17, 2011 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast “FOR” or “AGAINST” any of the proposals. On the record date, 680,383,947 shares of our Common Stock were outstanding and entitled to vote at the annual meeting.

Q:	How much did this proxy solicitation cost?

A:	We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson Inc. will help us solicit proxies from all brokers and nominees at a cost to our company of $12,000 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

Q:	How do I recommend or nominate someone to be considered as a director for the 2012 Annual Meeting?

A:	You may recommend any person as a candidate for director by writing to Jerome D. Okarma, our Vice President, Secretary and General Counsel. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board of Directors by evaluating the candidate using the criteria contained under the “Director Qualifications” section of the Company’s Corporate Governance Guidelines, which is discussed in the “Proposal One: Election of Directors — Nominating Committee Disclosure” section.

If shares you own are registered in your name and you are entitled to vote at the Annual Meeting, then you may nominate any person for director by writing to Mr. Okarma. Your letter must include all of the information required by our By-Laws including, but not limited to, your intention to nominate a person as a director, the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our proxy statement as a nominee and to serve as a director. Under our current By-laws, to nominate a person as a director for the 2013 Annual Meeting, a shareholder must send written notice not less than 90 days and not more than 120 days prior to the first anniversary of the 2012 Annual Meeting. Therefore, because the 2012 Annual Meeting will take place on January 25, 2012, we must receive notice of shareholder intent to nominate a person as a director no sooner than September 27, 2012 and no later than October 27, 2012. A copy of the Corporate Governance Guidelines is provided at our website at http://www.johnsoncontrols.com/governance, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number provided in the Questions and Answers section of this proxy statement and these materials will be mailed to you at no cost.

Q:	When are shareholder proposals due for the 2013 Annual Meeting?

A:	Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive shareholder proposals by August 11, 2012 to consider them for inclusion in our proxy materials for the 2013 Annual Meeting.

Q:	What are the requirements for proposing business other than by a shareholder proposal at the 2012 Annual Meeting?

A:	A shareholder who intends to propose business at the 2013 Annual Meeting, other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give us written notice of the intent to propose business before the Annual Meeting within the 30-day timeframe described above relating to nominating a person as a director. Therefore, based upon the Annual Meeting date of January 25, 2012, Mr. Okarma, the Company’s Secretary, must receive notice of shareholder intent to propose business before the 2012 Annual Meeting, submitted other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, no sooner than September 27, 2012, and no later than October 27, 2012.

If the notice is received after October 27, 2012, then the notice will be considered untimely and we are not required to present the shareholder information at the 2012 Annual Meeting. If the Board of Directors chooses to present any information submitted after October 27, 2012, other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, at the 2013 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2012 Annual Meeting may exercise discretionary voting power with respect to such information.

Q:	Where can I find Corporate Governance materials for Johnson Controls?

A:	We have provided our Corporate Governance Guidelines, Ethics Policy, Disclosure Policy, Insider Trading Policy, and the Charters for the Audit, Compensation, Corporate Governance, Executive, Finance, and Qualified Legal Compliance Committees of our Board of Directors, as well as our Disclosure Committee, on our website at http://www.johnsoncontrols.com/governance. Our Securities and Exchange Commission, or SEC, filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at http: //www.johnsoncontrols.com/investors.

The Ethics Policy is applicable to the members of the Board of Directors and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board of Directors approves will be disclosed on our website. We are not including the information contained on our website as part of or incorporating it by reference into this Proxy Statement.

Q:	How can I obtain Corporate Governance materials for Johnson Controls if I do not have access to the Internet?

A:	You may receive a copy of our Corporate Governance materials free of charge by:
•	contacting Shareholder Services at 1-800-524-6220; or
•	writing to:

Johnson Controls, Inc.

Attn: Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Q:	What is the process for reporting possible violations of Johnson Controls policies?

A:	Employees may anonymously report a possible violation of our policies by calling 866-444-1313 in the U.S. and Canada. Toll-free telephone numbers and instructions in most local languages can be found at http://jci.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Mark L. Koczela, our Vice President of Compliance, at Mark.L.Koczela@jci.com or to the attention of Mr. Koczela at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of the Ethics Policy that the complainant wishes to go directly to the Board may be addressed to the Chair of the Corporate Governance Committee. Robert L. Barnett will serve as the Chair of the Corporate Governance Committee until December 31, 2011 and may be contacted at Robert.L.Barnett@jci.com or with a letter to the attention of Mr. Barnett at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408. Natalie A. Black will become Chair of the Corporate Governance Committee on January 1, 2012. At that point, reports of possible violations the complainant wishes to go directly to the board may be sent to her at Natalie.A.Black@jci.com or by letter to her attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Reports of possible violations of financial or accounting policies may be made to the Chair of the Audit Committee. Robert A. Cornog will serve as the Chair of the Audit Committee until December 31, 2011 and reports of possible violations may be sent to him at Robert.A.Cornog@jci.com or to his attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408. Richard Goodman will become Chair of the Audit Committee on January 1, 2012. At that point, reports of possible violations may be sent to him at Richard.Goodman-EXT@jci.com or by letter to his attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

Q:	How do I obtain more information about Johnson Controls?

A:	To obtain additional information about our company, you may contact Shareholder Services by:
•	calling 1-800-524-6220;
•	visiting the website at http://www.johnsoncontrols.com; or
•	writing to:

Johnson Controls, Inc.

Attn: Shareholder Services X-76

5757 North Green Bay Ave.

Milwaukee, Wisconsin 53209-4408

Q:	Is the proxy statement available online?

A:	Yes, we have provided the proxy statement on our website at http: //www.johnsoncontrols.com/proxy.

Q:	If more than one shareholder lives in my household, how can I obtain an extra copy of this proxy statement?

A:	Pursuant to the rules of the SEC, services that deliver our communications to shareholders who hold their stock through a broker or other nominee may deliver to multiple shareholders sharing the same address a single copy of our proxy statement unless we have received prior instructions to the contrary. Upon written or oral request, we will mail a separate copy of the proxy statement and annual report to any shareholder at a shared address to which a single copy of each document was delivered. Conversely, upon written or oral request, we will cease delivering separate copies of the proxy statement and annual report to any shareholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access the proxy statement and annual report online at www.johnsoncontrols.com/proxy.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting via telephone or the

Internet will help to reduce the cost of this solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

BOARD NOMINEES

At the Annual Meeting, three directors will be elected for terms expiring in 2015. The Corporate Governance Committee has recommended, and the Board of Directors has selected, the following nominees for election: Dennis W. Archer, Richard Goodman, and Mark P. Vergnano, all of whom are current directors of our company. Each person whom shareholders elect as a director will serve until the Annual Meeting of Shareholders in 2015, or until his or her successor has been duly qualified and elected.

The Board believes that the directors of Johnson Controls collectively have backgrounds and skills important to Johnson Controls’ business. The follow biographies summarize the experiences, qualifications, attributes, and skills that qualify our nominees and continuing directors to serve as directors of the Company. They do not include personal traits such as candor, integrity, time commitment or collegiately that are essential for directors, nor do they contemplate independence issues, which are evaluated separately.

The Board recommends that you vote “FOR” the election of

Dennis W. Archer, Richard Goodman, and Mark P. Vergnano.

Dennis W. Archer	Director since 2002 Age 69

Chairman and CEO, Dennis W. Archer PLLC, Detroit, Michigan (law firm); gender and diversity consultant. Mr. Archer served as Chairman of Dickinson Wright PLLC, Detroit, Michigan (law firm) from 2002 to 2009. Mr. Archer also served as Chairman of the Board of Directors of the Detroit Regional Chamber from 2006 to 2007 and as President of the American Bar Association from 2003 to 2004. Mr. Archer served as Mayor of Detroit from 1994 to 2001 and as Associate Justice of the Michigan Supreme Court from 1986 to 1990. Mr. Archer is a director of Compuware Corp. and Masco Corp., serving on the Audit and Corporate Governance Committees of Masco Corp. and on the Compensation and Executive Committees of Compuware Corp.

Mr. Archer’s long career as an attorney, judge, and public servant provides the Board with significant experience in addressing the issues and challenges facing the Company. His position as mayor of Detroit gives him management and government relations experience. Mr. Archer’s experiences and qualifications also include his active involvement in other public company boards and charitable organizations.

Mr. Archer is a member of the Compensation and Corporate Governance Committees.

Richard Goodman	Director since 2008	Age 63

Executive Vice President of Global Operations, PepsiCo, Inc., Purchase, New York from 2010 to December 31, 2011 (food and beverage manufacturer). From 2006 to 2010, Mr. Goodman served as Chief Financial Officer of PepsiCo. Prior to 2006, he served in a variety of senior financial positions at that company, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor.

Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman also serves on the board of Toys “R” Us, Inc.

Mr. Goodman brings to the Board, among other skills and qualifications, years of financial management, risk management, and auditing expertise from his various positions at PepsiCo and W.R. Grace. He possesses valuable experience in mergers and acquisitions, investment, and corporate finance from his many years of service at global corporations.

Mr. Goodman is currently a member of the Audit and Finance Committees. Pursuant to the Corporate Governance Guidelines, he will also become chair of the Audit Committee and a member of the Executive Committee on January 1, 2012.

Mark P. Vergnano	Director since 2011 Age 53

Executive Vice President, E. I. du Pont De Nemours and Company, Wilmington, Delaware, since 2009 (agriculture and industrial biotechnology, chemistry, biology, materials science and manufacturing). Mr. Vergnano is responsible for the Building Innovations, Protection Technologies, Sustainable Solutions, Electronics & Communications, Chemicals & Fluoroproducts, and Titanium Technologies businesses. He also leads the company’s safety, health and environment, sales, marketing, sustainability and communication functions. He joined DuPont in 1980 as a process engineer in the former Fibers Department. Since joining DuPont, Mr. Vergnano has held a variety of manufacturing, technical and management assignments in DuPont’s global organization. He was named vice president and general manager — Nonwovens in February 2003 and vice president and general manager — Surfaces and Building Innovations in October 2005. In June 2006 he was named group vice president of DuPont Safety & Protection. He was named to his current position in October 2009. Mr. Vergnano serves as vice chairman of the National Safety Council board of directors. Within the past five years, Mr. Vergnano has not served on the board of any other public companies. Mr. Vergnano was identified by an independent search firm for consideration as a director of the Company.

Mr. Vergnano brings to the Board, among other skills and qualifications, manufacturing and technical expertise, global sales and marketing experience, leadership in safety and sustainability initiatives and many years of senior leadership experience managing a variety of DuPont’s diverse business units. Mr. Vergnano currently does not serve on any committees of the Company’s Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF ITS NOMINEES.

CONTINUING DIRECTORS

Terms Expire at the 2013 Annual Meeting:

David P. Abney	Director since 2009 Age 56

Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., Atlanta, Georgia (package delivery, supply chain and freight services provider) since 2007. Mr. Abney served as President of UPS Airlines from 2007 to 2008, and he served as Senior Vice President and President of UPS International from 2003 to 2007. Within the past five years, Mr. Abney also served as a director of Allied Waste Industries Inc.

Mr. Abney brings to the Board, among other skills and qualifications, management experience and international business expertise from his roles in the senior management of United Parcel Service, Inc. As COO of UPS, Mr. Abney has advanced knowledge of global logistics and international human resources. His experience also includes service on the boards of a number of non-profits and industry groups.

Mr. Abney is a member of the Audit and Corporate Governance Committees.

Robert L. Barnett	Director since 1986 Age 71

Retired Executive Vice President, Motorola, Inc., Schaumburg, Illinois (manufacturer of electronics products). Mr. Barnett served as Executive Vice President of Motorola from 2003 to 2005. Prior to that, he served as President and Chief Executive Officer, Commercial, Government and Industrial Solutions Sector, Motorola, Inc., from 1998 to 2002.

Mr. Barnett is a director of Central Vermont Public Service Corp. (utility), where he serves as Chairman of the Compensation Committee and as a member of the Corporate Governance Committee. Within the past five years, Mr. Barnett also served on the boards of EF Johnson Technologies, Inc. and USG Corp.

Mr. Barnett brings to the Board, among other skills and qualifications, industrial and functional expertise in the electronics industry from his career with Motorola, Inc. He also has significant management experience from his senior management role with that global electronics corporation. His time as a Senior Baldrige Examiner and service on boards of other public corporations provides valuable insight into corporate governance best practices. Mr. Barnett is a Licensed Professional Engineer, giving the Board technical knowledge and experience. He possesses a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of Risk Metrics Group ISS.

Pursuant to the Corporate Governance Guidelines, Mr. Barnett will step down as chair of the Corporate Governance Committee and as a member of the Executive Committee on December 31, 2011. Mr. Barnett will continue to serve as a member of the Corporate Governance and Audit Committees.

Eugenio Clariond Reyes-Retana	Director since 2005 Age 68

Non-Executive Chairman of Grupo Cuprum, S.A. de C.V. (manufacturer of aluminum products) since 2010. Mr. Clariond served as Chief Executive Officer Grupo IMSA S.A., Nuevo Leon, Mexico (industrial conglomerate specializing in steel, aluminum and plastic products) from 1985 through 2006 and as Chairman from 2003 through 2006. Mr. Clariond serves as a director of Navistar International Corp. (truck and diesel engine manufacturer), Texas Industries, Inc. (cement and concrete production) and Mexichem, S.A. (chemicals and petrochemicals). Mr. Clariond serves on the Audit, Compensation and Executive Committees of Mexichem, S.A., is a member of the Finance and Corporate Governance Committees of Navistar International Corp. and is chair of the Corporate Governance Committee of Texas Industries, Inc. Within the last five years, Mr. Clariond also served on the boards of Chaparral Steel Co., The Mexico Fund, Inc., Grupo Industrial Saltillo and Grupo Financiero Banorte, S.A.

Mr. Clariond brings to the Board, among other skills and qualifications, management and functional experience in the automotive industry from his career at Grupo IMSA, S.A. He has served on boards of multi-national publicly-traded companies operating in the United States, Mexico, and other Latin American countries, giving him valued international expertise. Mr. Clariond’s service with Texas Industries, Inc. and Grupo IMSA, S.A., gives him unique insight into the construction industry. He provides significant insights into international finance and investment based on his directorships with The Mexico Fund, Inc. and Grupo Financiero Banorte S.A.

Mr. Clariond is a member of the Compensation and Finance Committees.

Jeffrey A. Joerres	Director since 2001 Age 52

Chairman, Chief Executive Officer and President of Manpower Inc. (d/b/a ManpowerGroup), Milwaukee, Wisconsin (provider of employment services). Mr. Joerres served as Senior Vice President of European Operations from 1998 to 1999 and as Senior Vice President of Major Account Development from 1995 to 1998. Prior to joining ManpowerGroup, Mr. Joerres held the position of Vice President of Sales and Marketing for ARI Network Services, a publicly held, high-tech electronic data interchange company. Mr. Joerres is a director of the Federal Reserve Bank of Chicago. Within the last five years, Mr. Joerres also served on the board of Artisan Funds.

Mr. Joerres brings to the Board, among other skills and qualifications, experience in management, labor and employment through his various senior management positions at ManpowerGroup. His position as a current CEO of this large global company provides the Board with beneficial insights into corporate best practices in the service industry as well as with mergers and acquisitions.

Mr. Joerres is chair of the Compensation Committee and a member of the Executive and Finance Committees.

Terms Expire at the 2014 Annual Meeting:

Natalie A. Black	Director since 1998 Age 61

Senior Vice President, General Counsel and Corporate Secretary, Kohler Co., Kohler, Wisconsin, since 2000 (manufacturer and marketer of plumbing products, power systems and furniture). Ms. Black served as a Group President for Kohler Co. from 1998 to 2000. Ms. Black has also served as General Counsel since 1983 and Group Vice President — Interiors from 1991 to 1998. Ms. Black holds a bachelors degree in economics and mathematics from Stanford University, a law degree from Marquette University Law School, and completed the program for management development at Harvard Business School.

Ms. Black brings to the Board, among other skills and qualifications, expertise in brand management, distribution, sales, and marketing from her executive management experience at Kohler Co. Her role as general counsel of a large Wisconsin-based multinational company provides the Board with meaningful insight into federal and state regulatory matters.

Ms. Black is currently a member of the Corporate Governance and Finance Committees. Pursuant to the Corporate Governance Guidelines, she will also become chair of the Corporate Governance Committee and a member of the Executive Committee on January 1, 2012.

Robert A. Cornog	Director since 1992 Age 71

Retired Chairman of the Board of Directors, Chief Executive Officer and President, Snap-on Inc., Kenosha, Wisconsin (tool manufacturer). Mr. Cornog served as Chief Executive Officer and President from 1991 to 2001 and as Chairman from 1991 to 2002. Mr. Cornog is a director of Wisconsin Energy Corp. (“We Energies”), where he serves on the Audit and Oversight, Corporate Governance and Executive Committees. Within the past five years, Mr. Cornog also served on the board of Oshkosh Corporation (automotive and truck manufacturer).

Mr. Cornog brings to the Board, among other skills and qualifications, years of senior leadership experience in managing Snap-on, Inc. As President and Chairman of Snap-on, Inc., he gained valuable expertise leading an international organization that operated in the highly competitive tool manufacturing industry. His experience as a member of the Risk Committee at Snap-on, previously serving on the committee that handled compensation functions at Oshkosh and significant service on the Audit and Oversight Committee at Wisconsin Energy Corp. provides the Board with financial and risk management expertise.

Pursuant to the Corporate Governance Guidelines, Mr. Cornog will step down as chair of the Audit Committee on December 31, 2011. Mr. Cornog will continue to serve as a member of the Audit, Executive and Corporate Governance Committees. Non-management members of the Board elected him to serve as Lead Director on July 28, 2010.

William H. Lacy	Director since 1997 Age 66

Retired Chairman and Chief Executive Officer, MGIC Investment Corp., Milwaukee, Wisconsin. Mr. Lacy retired in 1999 after a 28-year career at MGIC Investment Corp. and its principal subsidiary, Mortgage Guaranty Insurance Corp. (MGIC), the nation’s leading private mortgage insurer. Mr. Lacy is a Director of Ocwen Financial Corp., where he serves on the Corporate Governance Committee and is the Chairman of the Compensation Committee. Within the past five years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc.

Mr. Lacy brings to the Board, among other skills and qualifications, financial expertise and significant experience as a senior executive of a large public company. He has management experience and an in-depth knowledge of finance, insurance and banking from his long-time employment at MGIC. Mr. Lacy also brings the experience of serving as a director of other public companies.

Mr. Lacy is chair of the Finance Committee and a member of the Executive and Compensation Committees.

Stephen A. Roell	Director since 2004 Age 61

Chief Executive Officer, President and Chairman of the Board of Directors, Johnson Controls, Inc. Mr. Roell was elected President in 2009, Chairman in 2008, and Chief Executive Officer in 2007. He served as Vice Chairman from 2005 to 2007 and as Executive Vice President from 2004 to 2007. Previously, Mr. Roell served as Chief Financial Officer of Johnson Controls, Inc. from 1991 to 2005, as Senior Vice President from 1998 to 2004, and as Vice President from 1991 to 1998. Mr. Roell joined the Company in 1982.

The Board believes that Mr. Roell’s strong leadership skills, extensive business experience, and knowledge of the Company, its products and services is tremendously valuable to the Board. In addition to his other skills and qualifications, Mr. Roell’s position as both Chairman and Chief Executive Officer of Johnson Controls serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy. Mr. Roell brings to the Board a broad strategic vision for the Company, which is valuable to developing and implementing the Company’s strategic growth initiatives.

Mr. Roell is chair of the Executive Committee.

BOARD INFORMATION

Election of Mark P. Vergnano:

At its November 2011 meeting, the Board took action to increase the size of the Board to eleven members. This action did not require a By-laws amendment because our current By-laws provide for a range of no less than ten nor more than thirteen members. This action was taken associated with the Board’s election of Mr. Mark P. Vergnano to the Board at the same meeting. Mr. Vergnano serves in the class of directors whose term expires at the Annual Meeting of Shareholders in 2012. For Mr. Vergnano’s biographical information, please refer to the section entitled Proposal One: Election of Directors, Board Nominees.

Mr. Vergnano was nominated for director by the Corporate Governance Committee and evaluated pursuant to the process described in the section entitled Nominating Committee Disclosure. The Board determined that Mr. Vergnano was qualified to serve as a director based upon the standards outlined in the Director Qualifications section of the Corporate Governance Guidelines, as described in the section below entitled Nominating Committee Disclosure. For Mr. Vergnano’s qualification information, please refer to the section entitled Proposal One: Election of Directors, Board Nominees.

Board Structure:	Directors are divided into three classes. At each Annual Meeting, the term of one class expires. Directors in each class serve three-year terms, or until the director’s earlier retirement pursuant to the Corporate Governance Guidelines, or until his or her successor is duly qualified and elected.

Director Attendance at the Annual Meeting:	The Company has a long-standing policy of director attendance at the Annual Meeting. Nine of ten, or 90%, of the directors attended the 2011 Annual Meeting of Shareholders.

Shareholder and Other Interested Party Communication with the Board:

We encourage shareholder and other interested party communication with directors. General communication with any member of the Board may be sent to his or her attention at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408.

You may send communications regarding financial or accounting policies to the Chair of the Audit Committee. Robert A. Cornog will serve as the Chair of the Audit Committee until December 31, 2011 and you may send communications regarding financial or accounting policies to him at Robert.A.Cornog@jci.com or to his attention at the above postal address. Richard Goodman will become Chair of the Audit Committee on January 1, 2012. At that point, you may send communications regarding financial or accounting policies to him at Richard.Goodman-EXT@jci.com or to his attention at the above postal address.

You may send other communications to the Chair of the Corporate Governance Committee. Robert L. Barnett will serve as the Chair of the Corporate Governance Committee until December 31, 2011 and may be contacted at

Robert.L.Barnett@jci.com or with a letter to his attention at the above postal address. Natalie A. Black will become Chair of the Corporate Governance Committee on January 1, 2012. At that point, you may send other communications to her at Natalie.A.Black@jci.com or to her attention at the above postal address. We screen these communications for security purposes.

Nominating Committee Disclosure:	The Corporate Governance Committee serves the nominating committee role. We describe the material terms of this role in the committee’s Charter, a description of which appears under the “Board Committees” section of this proxy statement. The committee’s Charter, the Corporate Governance Guidelines, and the committee’s procedures are published at http://www.johnsoncontrols.com/governance. The “Committee Independence” section of the Corporate Governance Guidelines requires that all members of the committee be independent, as defined by the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Committee develops criteria and qualifications for directors and candidates that are reviewed and approved by the Board annually. The committee has a process under which it identifies and evaluates all director candidates, regardless of whether nominated as required by the By-laws or recommended. To identify director candidates, the committee maintains a file of recommended potential director nominees (including those recommended by shareholders), solicits candidates from current directors, evaluates recommendations and nominations by shareholders, and has retained for a fee recruiting professionals to identify and evaluate candidates. The committee uses the following criteria, among others, to evaluate any candidate’s capabilities to serve as a member of the Board: skill sets, professional experience, independence, other time demands (including service on other boards), diversity, technical capabilities, and international and industry experience. Further, the committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries, such as automotive and electronics, and in functional areas, such as finance, manufacturing, technology, and investing. The Chairman of the Board and the Chair of the committee will also lead an evaluation of each candidate who may stand for reelection based upon the preceding criteria before recommending such director for reelection. The committee will evaluate all director candidates in a similar manner regardless of how each director was identified, recommended, or nominated. We measure the success of our Board in part by the number of diverse candidates that are identified, evaluated, and added to our Board. No candidates for director were nominated by third parties during the year.

Board Committee Membership as of December 9, 2011

	Audit	Executive	Compensation	Corporate Governance	Finance
David P. Abney	✓			✓
Dennis W. Archer			✓	✓
Robert L. Barnett	✓	✓		*
Natalie A. Black				✓	✓
Eugenio Clariond Reyes-Retana			✓		✓
Robert A. Cornog†	*	✓		✓
Richard Goodman	✓				✓
Jeffrey A. Joerres		✓	*		✓
William H. Lacy		✓	✓		*
Stephen A. Roell		*
Mark A. Vergnano‡

* Chair of Committee

✓ Committee Member

† Lead Director

‡ Mr. Vergnano does not currently serve on any Board committees.

Board Meetings and Management Structure

In fiscal year 2011, the Board held a total of seven regular meetings. During fiscal year 2011, each Director attended at least 85% of Board meetings and 100% of Board committee meetings for the committees on which the director served.

The Board is comprised of ten of eleven independent directors. Mr. Roell serves as the Chairman of the Board and CEO. Mr. Roell’s position as both Chairman and CEO of Johnson Controls serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. The Board amended its Corporate Governance Guidelines in July 2010 to provide for a lead director position; previously, the Board had a presiding director. The Board believes the lead director position provides guidance to the non-management (independent) directors in their active oversight of management, including the Chairman and CEO, a crucial feature of sound corporate governance.

Robert A. Cornog, the lead director, is an independent director who was appointed by the affirmative vote of a majority of independent directors. The lead director, among other things, has input into the establishment of Board meeting agendas, facilitates the review of reports generated as part of the Company’s comprehensive risk management program, and communicates regularly with the Chairman of the Board. He also provides feedback after each board meeting to the Chairman on the substance of the items presented and may make suggestions for enhancing management’s and the Board’s effectiveness. In addition, the Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the lead director has the responsibility, among other things, to set the agenda and lead and facilitate the meeting and discussion of matters on the agenda. When the Chairman is unavailable for regular Board meetings, the lead director has the responsibility for fulfilling the duties of the Chairman at those meetings. Mr. Roell’s in-depth knowledge of each of our businesses and their management structures, and the competitive challenges each business faces, creates an indispensable link between management and the independent board members, and makes him the director best qualified to serve as Chairman at this time. Our Board has a duty to periodically review its determination to have a single individual act both as Chairman and CEO from time to time.

Board Independence

The Board of Directors annually determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with the NYSE’s listing standards for the independence of directors. The Board has established categorical standards of independence to assist it in making determinations of director independence, which we have set forth in the Company’s Corporate Governance Guidelines and posted on our website (at http://www.johnsoncontrols.com/governance). Under these standards, we will not consider the following relationships that currently exist or that have existed, including during the preceding three years, to be material relationships that would impair a director’s independence:

a)	A family member of the director is or was an employee (other than an executive officer) of our company.

b)	A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service. We will not consider compensation that (a) a director receives for former service as an interim Chairperson or Chief Executive Officer or other executive officer of our company or (b) a family member of the director receives for service as a non-executive employee of our company.

c)	A director, or a family member of the director, is a former partner or employee of our company’s internal or external auditor but did not personally work on our company’s audit within the last three years; or a family member of a director is employed by an internal or external auditor of our company but does not participate in such auditor’s audit, assurance or tax compliance practice.

d)	A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of our company’s present executives serve on that company’s compensation committee.

e)	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to or receives payments from our company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

f)	A director is or was an executive officer, employee or director of, or has or had any other relationship with, a tax exempt organization to which our company’s and its foundation’s contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

g)	A director is a shareholder of our company.

h)	A director has a relationship that currently exists or that has existed with a company that has a relationship with our company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

i)	A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with our company but the family member is not an executive officer of that company.

j)	A family member of the director has a relationship with our company but the family member is not an immediate family member of the director. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

k)	Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under NYSE listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

l)	A director (or an immediately family member of the director) has purchased products or services from the Company in a transaction on standard pricing and terms that arose in the ordinary course of the Company’s business in an amount which, in any single fiscal year, does not exceed $1 million.

The Board has affirmatively determined by resolution that each of Ms. Black and Messrs. Abney, Archer, Barnett, Clariond Reyes-Retana, Cornog, Goodman, Joerres, Lacy and Vergnano is independent. Based on the NYSE’s listing standards and our Corporate Governance Guidelines, the Board affirmatively determined that Mr. Roell is not independent. The Board is comprised of greater than two-thirds independent directors.

When making its director independence determinations, based on the information provided by the directors, the executive officers, and a survey by the Company’s legal and finance departments, the Board of Directors was aware of the following:

•	our business relationship with UPS and its subsidiaries (package delivery, supply chain and freight services provider) of which Mr. Abney is the senior vice president and chief operating officer;

•	our business relationship with the law firm Dickinson Wright, of which Mr. Archer was chairman until December 31, 2009;

•	our relationship with The American Club (hotel and conference services) — an affiliate of Kohler Company — of which Ms. Black is the senior vice president, general counsel, and corporate secretary;

•

our business relationship with PepsiCo. Inc. (food and beverage producer), of which Mr. Goodman is executive vice president of global operations until of December 31, 2011 and was previously the chief financial officer;

•	our business relationship with ManpowerGroup and its subsidiaries (provider of employment services) of which Mr. Joerres is the chairman, chief executive officer and president; and

•

our business relationship with E. I. du Pont de Nemours and Company (agriculture and industrial biotechnology, chemistry, biology, materials science and manufacturing) of which Mr. Vergnano is executive vice president.

All the business relationships noted above were entered into on standard pricing and terms as arose in the ordinary course of the Company’s business. The amounts involved in each relationship did not exceed the greater of $1 million or 2% of either company’s revenue. As a result, each qualified under a categorical standard of independence that the Board previously approved (paragraph (e) in the listing above), and therefore, none of the relationships was a material relationship that impaired the director’s independence.

Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, or nominees for director, or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Under our policies, each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. In addition, the questionnaire we send annually to directors and executive officers solicits information regarding related person transactions that are currently proposed or that occurred since the beginning of our last fiscal year. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to the Company’s best interests. Any related person transaction must also be disclosed to the full Board of Directors.

There were no related person transactions in fiscal year 2011.

Board Succession Plan

We designed the Board Succession Plan to maintain effective shareholder representation. The Succession Plan has three important elements. First, the Succession Plan sets the mandatory retirement age for directors as the last day of the calendar year in which a director reaches his or her 72nd birthday. Second, the Succession Plan states that no director may serve as a committee chair of the same committee for more than five consecutive years or of any committee after the last day of the calendar year in which the director reaches his or her 70th birthday. Before a committee chair reaches his or her 70th birthday, we will implement a transition process in which the new chair will work collaboratively with the retiring chair as they transition duties and responsibilities. Third, the Succession Plan requires that at the time a Chief Executive Officer either resigns or retires from our company, he or she must resign and retire from the Board as well, following a transition period upon which the Chief Executive Officer and the Compensation Committee mutually agree.

Pursuant to the terms of the Succession Plan, Messrs. Barnett and Cornog will retire from the Board of Directors on December 31, 2012.

We provide the Corporate Governance Guidelines and Corporate Governance Committee Charter on our website at http://www.johnsoncontrols.com/governance, or you may request a copy of these materials by contacting Shareholder Services at the address or phone number that we provide in the “Questions and Answers” section of this proxy statement.

Board Evaluation

Each year, the Board conducts an evaluation of the nominees, the committees, and the Board to determine their effectiveness. The Corporate Governance Committee annually determines the manner of these evaluations to ensure that the Board receives accurate and insightful information. During fiscal year 2011, these evaluations were performed by an independent third party. Each nominee underwent a performance review, and each director provided an evaluation of each nominee, to determine each nominee’s effectiveness. As a result of the quality of the information gained through these evaluation processes, the Board was able to objectively evaluate its processes and to enhance its procedures to ensure greater director, committee and Board effectiveness.

Board Oversight of Risk

Johnson Controls has a comprehensive risk management program. Directors are involved in the program in the following ways:

•

The Board of Directors has primary responsibility for overall risk oversight, including the Company’s risk profile and management controls. The Board oversees the implementation of Johnson Controls’ strategic plan and the risks inherent in the operation of its businesses. In 2008, the Company implemented an Enterprise Risk Management (ERM) process to identify, assess, prioritize and manage a broad set of risks across the corporation. These risks fell into six categories: external risk, strategic risk, operational risk, people risk, financial risk, and legal and compliance risk. The assessment process was administered by the corporate strategic planning department and the Board received an annual overview of top risks along with plans for managing and, where appropriate, mitigating them. These activities supplemented a rigorous internal audit function that reported regularly to the Audit Committee.

•

In 2010, the Board endorsed an expansion of Johnson Controls’ ERM program. The Company’s management created a Senior Executive Risk Committee to provide increased leadership focus and more frequent risk related communication with the Board. The Risk Committee is comprised of the following senior leaders: Chief Executive Officer, Chief Financial Officer, EVP Human Resources, General Counsel, Vice President Corporate Strategic Planning, and a Senior Business Leader from each of the Company’s three business units. The Risk Committee meets regularly to actively manage the ERM program and has increased the Company’s overall awareness of enterprise risk. The Committee created, and the Board reviewed, a series of statements outlining the Company’s risk appetite. The Committee reviews areas of risk within the operations and regularly identifies potential emerging risks. They report their findings, discussion and recommendations to the Board in detailed minutes and at regularly scheduled reviews. These reviews occur at an annual dedicated risk management session and as part of the Board’s annual review of the Company’s strategy in May and July.

•

The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below. The Board as a group also reviews risk management practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.
Audit Committee	Risks and exposures associated with financial reporting and disclosure, tax, accounting, internal controls, legal & compliance, information technology and financial policies.
Corporate Governance Committee	Risks and exposures relating to Johnson Controls’ programs and policies relating to corporate governance; director independence; conflicts of interest; ethics; and director candidate and succession planning.
Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, recruiting and retention and executive compensation programs and arrangements, including incentive plans.
Finance Committee	Risks and exposures associated with capital structure, credit and liquidity, financing, employee pension and savings plans (including their relative investment performance, asset allocation strategies and funded status), and significant capital investments and acquisitions.

Accordingly, while each of the four committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of the Company’s overall Enterprise Risk Management program.

Board Committees

Executive Committee:    The primary functions of the committee are to exercise all the powers of the Board when the Board is not in session, as the law permits. The Executive Committee held one meeting last year.

Audit Committee:    The primary functions of the committee are to:

•

Review and discuss the audited financial statements with management for inclusion of the financial statements and related disclosures in our Annual Report on Form 10-K and in our quarterly filings on Form 10-Q;

•	Review annually the internal audit and other controls that management establishes;

•

Review the results of management’s and the independent registered public accounting firm’s assessment of the design and operating effectiveness of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Review and discuss with management and our independent registered public accounting firm our financial reporting process and our critical accounting policies;

•	Appoint and oversee the compensation and work of our independent registered public accounting firm;

•	Review management’s evaluation of our independent registered public accounting firm;

•	Review the audit plans prepared by internal audit and the independent registered public accounting firm;

•	Review applicable confidential reporting of possible concerns regarding internal accounting controls, accounting and auditing matters;

•	Pre-approve all auditing services and permitted non-audit services that our independent registered public accounting firm will perform;

•	Review related persons transactions and decide whether to approve or ratify a related person transaction;

•	Disclose any related person transaction to the full Board of Directors;

•	Review the Company’s tax situation and significant tax planning initiatives;

•	Review the status of major information technology plans;

•

Review the Company’s risk assessment process and risk management policies including reviewing the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposure;

•	Report the results or findings of all activities to the Board on a periodic basis; and

•	Review annually the committee’s performance and report its findings and recommendations to the Board.

The Audit Committee held eight regular meetings last year. All members are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines.

Compensation Committee:    The primary functions of the committee are to:

•	Recommend to the Board the selection and retention of officers and key employees;

•	Review and approve compensation for the Chief Executive Officer and senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval;

•	Establish objectives, determine performance, and approve salary adjustments of the Chief Executive Officer;

•	Approve disclosure of executive compensation related information in our proxy statement;

•	Approve the retention and termination of outside compensation consultants;

•	Review our executive compensation programs with outside consultants and recommend such programs to the Board;

•	Review annually the committee’s performance and report its findings and recommendations to the Board;

•	Review a management succession plan and recommend management succession decisions;

•	Review and approve employment related agreements for the Chief Executive Officer and senior executives;

•	Report the results or findings of these activities to the Board on a periodic basis; and

•	Periodically review Pension Plan design.

The Compensation Committee held six meetings last year. All members are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. The committee exercises the Board’s powers regarding compensation of our executive officers. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. All members of the Compensation Committee are “non-employee directors” as defined in Securities and Exchange Commission Rule 16b-3(b)(3).

Corporate Governance Committee:    The primary functions of the committee are to:

•	Recommend to the Board nominees for directors;

•	Consider shareholder-recommended candidates for election as directors;

•	Recommend the size and composition of the Board;

•	Develop guidelines and criteria for the qualifications of directors for Board approval;

•	Approve director compensation programs;

•	Approve committees, committees’ rotational assignments, and committee structure for the Board;

•	Approve and review performance criteria for the Board;

•	Ensure formalization of written ethics policy and employee education in the policy;

•	Review and recommend corporate governance practices and policies of our company;

•	Review and decide on conflicts of interest that may affect directors;

•	Report the results or findings of these activities to the Board on a periodic basis; and

•	Review annually the committee’s performance and report its findings and recommendations to the Board.

The Corporate Governance Committee held five meetings last year. All members are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines.

Finance Committee:    The primary functions of the committee are to:

•	Review major financial risk exposures and management’s plans to monitor and control such exposures;

•	Review and approve, within the limits established by the Board, our capital appropriations matters;

•	Monitor actual performance of significant capital appropriations against original projections;

•	Annually review and recommend to the Board of Directors capital expenditure authorization levels;

•	Review capital structure, financing plans, and other significant treasury policies;

•	Review and approve our policies governing long term investment goals and asset allocation targets for significant defined benefit and defined contribution plans;

•	Approve funding for significant defined benefit and defined contribution plans;

•	Monitor performance of significant defined benefit and defined contribution plans;

•	Review dividend policy and share repurchase programs; and

•	Review annually the committee’s performance.

The Finance Committee held four meetings last year. All members of the Finance Committee are independent as defined by the New York Stock Exchange listing standards and the Corporate Governance Guidelines.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.

PricewaterhouseCoopers LLP has audited our financial statements for many years. The Audit Committee appointed them as the Company’s independent registered public accounting firm for fiscal year 2012.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If the appointment is not ratified, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

FISCAL YEAR 2012.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter that the Board of Directors has adopted. The Audit Committee, which reviews the charter at least annually, amended it in November 2011. The charter is available on our website at http://www.johnsoncontrols.com/governance. Each member of our Audit Committee meets our independence requirements and the New York Stock Exchange’s independence requirements and the Corporate Governance Guidelines. The Board of Directors has determined that Messrs. Abney, Barnett, Cornog, and Goodman are Audit Committee financial experts as defined by the rules of the Securities and Exchange Commission.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors. The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During fiscal year 2011, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held eight meetings. Specifically, the Committee, among other actions:

•	reviewed and discussed our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC with management and the independent auditor;

•

reviewed with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewed with the independent auditor, management and the internal auditor, as appropriate, the audit scopes and plans of both the independent auditor and internal auditor;

•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor; and

•	received the annual letter provided to the company pursuant to PCAOB Ethics and Independence Rule 3526 from PricewaterhouseCoopers LLP, confirming its independence.

The Audit Committee has reviewed and discussed our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2011, and the independent auditor’s report on those financial statements, with our management and independent auditor. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards 61, as amended, “The Auditor’s Communication with those charged with governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.” This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended September 30, 2011, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render other services. Fees we paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table.

	Fiscal Year 2010	Fiscal Year 2011
Audit Fees	$19,631,000	$22,329,000
Audit-Related Fees	$1,500,000	$2,244,000
Tax Fees	$3,616,000	$2,324,000
All Other Fees	$45,000	$45,000

Audit fees include fees for services performed to comply with audit standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements, issuance of consents and the audit of our internal control over financial reporting for fiscal year 2011. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding accounting principles generally accepted in the U.S., reviews and evaluations of the impact of new regulatory pronouncements, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, global immigration services, and domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All other fees primarily include fees associated with training seminars related to accounting, finance and tax matters, information technology consulting, and other advisory services.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and it preapproved 100% of all such services in fiscal year 2011. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate preapproval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. Based on its review of the discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K.

Robert A. Cornog, Chairman

David P. Abney

Robert L. Barnett

Richard Goodman

Members, Audit Committee

PROPOSAL THREE:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, the Company seeks your advisory vote on our executive compensation as described in the Compensation Discussion and Analysis and the tabular (and accompanying narrative) disclosure provided on pages 39 through 84. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their view on our fiscal year 2011 executive compensation programs and policies for the named executive officers. The vote does not address any specific item of compensation and is not binding on the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

We entered fiscal year 2011 focused on driving strong top and bottom line improvements across our three business units, despite continued uncertainty in the global economy, particularly in key markets where we operate. Financial and operating targets were established reflecting management’s and the Compensation Committee’s best assessment of what would represent challenging but fair results in light of the global economic uncertainty.

As a result of these efforts, the Company was able to achieve its fiscal year 2011 business plan and deliver superior financial and business results for the year, as we describe below:

•	Grew year-over-year consolidated segment income by 18.2% and five-year consolidated segment income by more than 42%;

•	Increased year-over-year diluted earnings per share (EPS) by 7.8% and five-year EPS by nearly 35%;

•	Improved top and bottom line results in all three business units, outpacing their underlying markets:

•	Building Efficiency revenues up 16%*, segment income up 12%*

•	Automotive Experience revenues up 21%*, segment income up 36%*

•	Power Solutions revenues up 20%*, segment income up 22%;

•	Increased market share in key segments;

•	Successfully completed strategic acquisitions with an aggregate purchase price of $1.4 billion that we expect to deliver significant earnings accretion beginning in fiscal year 2012;

•	Deployed $1.3 billion of capital to support growth initiatives; and

•	Continued margin expansion from 5.6%* in fiscal year 2010 to 5.8%* in fiscal year 2011.

*Adjusted	for non-recurring items

Underlying our business planning was management’s work during the economic turmoil of 2008 and 2009 to improve the operating fundamentals of our business, including strengthening our balance sheet by a convertible bond transaction that improved our liquidity and allowed us to position the Company for growth opportunities as the market improved, significantly lowering the break-even earnings level in our Automotive Experience business, and adjusting our manufacturing footprint to lower-cost countries which we expect will benefit our profitability over the long term.

We urge shareholders to read our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the Securities and Exchange Commission on November 22, 2011, which describes our business and fiscal year 2011 financial results in more detail.

Decisions regarding executive compensation elements, incentive plan design, and award levels are guided by a series of principles, ensuring:

•	Executive compensation reflects leadership position and responsibility;

•	Compensation is tied to performance and long-term shareholder return, and performance-based compensation is a greater part of total compensation for more senior executive positions;

•	Compensation levels are sufficiently competitive to attract and retain talent;

•	Incentive compensation rewards both short-term and long-term performance; and

•	Executives own meaningful amounts of Johnson Controls stock to align their interests with Johnson Controls shareholders.

During fiscal year 2011, the Compensation Committee made a number of changes to the Company’s executive compensation program, which we describe on pages 41 through 42 in the Compensation Discussion and Analysis. The Compensation Committee believes these changes strengthen and reinforce the Company’s commitment to align the long-term interests of our shareholders and executive officers.

The Compensation Committee and the Board believe that the compensation of our executive officers is aligned with performance, is sensitive to our share price, appropriately motivates and retains our executives, and is a competitive advantage in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders.

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 39 of this proxy statement, which describes in more detail how our executive compensation program is designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives on pages 63 through 72, which provide detailed information on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:

SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Gerald R. Armstrong intends to present the following proposal at our annual meeting. Mr. Armstrong is the beneficial owner of 612 shares of our Common Stock.

RESOLVED:    That the shareholders of JOHNSON CONTROLS, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be done in a manner that does not affect the unexpired terms of the previously-elected Directors.

SUPPORTING STATEMENT:    The proponent supports our Board’s adoption of a “majority-vote” standard for Directors which appeared in the proxy statement for last year’s annual meeting. He believes this reflects their support for good corporate governance practices which benefit shareholders.

However, he believes the current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system could increase accountability and give shareholders the opportunity to express their views on the performance of each director annually.

The proponent believes accountability by Directors is essential to owners of any corporation and is introducing this proposal to put in place a stronger criteria for accountability by Directors. He believes, too, that the election of Directors is the strongest way that shareholders influence the direction of their corporation.

Investors appear to be strongly supporting strong corporate governance policies and practices, and the level of accountability created by each, which so often are closely related to financial performance. It appears that when Directors are more accountable for their actions, their performance is improved.

While it may be argued that directors need and deserve continuity, Directors should become aware that continuity and tenure are best assured when their performance as Directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual elections of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual elections for all Directors, please vote “FOR” this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL

Our Current System Elects Highly Qualified Directors

Given the Company’s strong corporate governance practices, we believe this proposal is unnecessary.

Under the Company’s By-Laws and Restated Articles of Incorporation, the Board is divided into three classes of directors. Each year shareholders elect one class of directors to serve a three-year term. The Company has used this classified board structure since approximately 1968, and has a history of electing well-qualified directors who continue to have received a significant majority of votes cast by shareholders over the past decade.

The Board believes that a classified Board best serves the long-term interests of the Company and all our shareholders, rather than the priorities of any individual group. The Board continues to demonstrate that it is accountable to shareholders, even without annual elections. A classified board strengthens the independence of non-employee directors from the interests of a few, allows for a stable and continuous board, and assures maximum value for all shareholders in the case of a hostile takeover attempt.

Accountability to All Shareholders

The Company’s classified board structure does not mean our Board is unaccountable to shareholders. Our Directors are required by law to fulfill fiduciary duties owed to both the Company and our shareholders, regardless of the length of their terms. With the adoption last year of a majority vote standard, our shareholders may elect directors by a majority of votes cast in an uncontested election. In the event that a director does not receive a majority of votes, the director must submit his or her resignation. In addition, the Board has adopted Corporate Governance Guidelines, charters for each committee, and an Ethics Policy that applies to directors and employees equally. Our Board and Corporate Governance Committee have in place a robust nomination and evaluation process, which identifies and proposes qualified independent director nominees to serve the best interests of the Company and all our shareholders. Our Board is committed to both solid corporate governance as well as increasing long-term shareholder value.

Independence

The Company’s directors represent all shareholders, not the interests of any individual or group. Electing directors to three-year terms enhances their independence by providing them with a longer term of office. This longer term provides greater independence from management or those with agendas contrary to the long-term interests of all shareholders. Independent directors can thus make decisions in the best interests of the Company without considering an annual re-nomination process, leading to better governance. A classified board frees directors to make decisions based on long-term strategic planning rather than short-term results.

Stability and Continuity

The Board believes that, after last year’s adoption of the majority vote standard in uncontested elections, a classified boards is necessary to ensure that a majority of directors have both experience in the industry as well as familiarity with the Company’s businesses, products, markets and long-term strategy. A classified board helps the Company attract and retain highly qualified director candidates willing to invest the time necessary to understand the Company’s diverse operations. This lasting dedication allows the Company to achieve our strategic goals and provide long-term shareholder value. Abrupt changes in corporate policies based on short-term objectives or the special interests of a select group of shareholders may unnecessarily disrupt these goals and our ability to maximize shareholder value.

Protecting Fair Value for Shareholders in Hostile Takeovers

A classified board does not prevent a takeover, but instead allows the Board the flexibility, time, and leverage it needs to evaluate the fairness of a takeover proposal, negotiate on behalf of all shareholders, and weigh alternatives with the objective of maximizing overall long-term shareholder value without the looming threat of removal of a majority of Board members. With the annual election of all directors, a hostile purchaser could replace our entire Board with its own nominees at a single meeting, thereby gaining control of the Company without paying fair market value to the Company’s shareholders. The classified board structure reduces the Company’s vulnerability to hostile and potentially abusive takeover tactics, encourages persons seeking control of the Company to negotiate with the Board and better positions the Board to negotiate effectively on behalf of all of the Company’s shareholders.

Summary

The Board has carefully considered the proposal. For the reasons described above, we believe that the Company and all of our shareholders are best served by the current system of a classified board. The current process of majority voting in uncontested elections with directors elected for three year terms protects the interests of the Company and all shareholders over the long term. The shareholder proposal would not improve our Board’s corporate governance practices or the selection process for directors. The proposal could instead result in failed elections, uncertainty in the composition of our Board, a lack of director continuity, and a shift in focus from long-term value to short-term results. Accordingly, our Board believes the proposal is not in the best interests of the Company or all of our shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement relating to the 2012 Annual Meeting of Shareholders.

Jeffrey A. Joerres, Chairman

Dennis W. Archer

Eugenio Clariond Reyes-Retana

William H. Lacy

Members, Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS

Johnson Controls has had a long-standing tradition of delivering performance results for our shareholders, customers, and the community. We are one of the largest 100 companies in the United States (based on revenue) serving customers in more than 150 countries throughout the world, and we generate over 60% of our net sales outside of the United States. Our executive pay programs which we describe in this Compensation Discussion and Analysis and the accompanying tables have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our company. Our company has achieved sales growth for 64 of the last 65 years, earnings growth for 20 of the last 21 years, and dividend increases for 35 of last 36 years. The company has paid consecutive dividends since 1887.

EXECUTIVE COMPENSATION OVERVIEW

Under the oversight and direction of the Compensation Committee, which we refer to as the Committee, the design of our executive compensation program promotes three critical long-term objectives tied directly to our strategic business objectives:

•	Attracting, motivating and retaining a highly qualified and effective management team to drive our financial and operational performance;

•	Delivering sustained, strong business and financial results; and

•	Building shareholder value over the long term.

Decisions regarding executive compensation elements, incentive plan design, and award levels are guided by a series of principles, ensuring:

•	Executive compensation reflects leadership position and responsibility;

•	Compensation is tied to performance and long-term shareholder return, and performance-based compensation is a greater part of total compensation for more senior executive positions;

•	Compensation levels are sufficiently competitive to attract and retain talent;

•	Incentive compensation rewards both short-term and long-term performance; and

•	Executives own meaningful amounts of Johnson Controls stock to align their interests with Johnson Controls shareholders.

This Executive Compensation Overview provides a brief overview of our Company’s business results during fiscal year 2011 and the corresponding compensation implications and decisions that the Committee made. Please read the full content of the Compensation Discussion & Analysis that follows this Executive Compensation Overview for more detail.

The Committee, in consultation with management, continues to ensure that our executive compensation programs reflect pay for performance and enhanced shareholder value over the long-term. The Company has had a long history of superior financial results and a compensation program that reinforces the alignment between the interests of executives and shareholders.

Components of Compensation

Multiple compensation vehicles are utilized to balance the executive compensation program objectives described above. The following chart describes the components of our executive total direct compensation program:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives
Base Salary	Annual Incentive Performance Plan	Long-Term Incentive Performance Plan	Stock Options	Restricted Stock
Fixed cash component with annual merit opportunity based on individual performance results.	Annual cash performance award for profitability, growth, and operational performance during the fiscal year.	Three-year cash performance award for sustained long-term growth and for return on capital.	Equity award for creation of stockholder value as reflected by our stock price — considered true “pay for performance”; executives are rewarded only if the market price of our stock rises. Aligns directly with long-term value creation for our shareholders.	Equity award to align executive officers’ long-term financial interests to the long-term financial interests of shareholders and to support retention and recruitment objectives to maintain market competitive position. (4 year vesting)

Corporate Governance Best Practices

The Company continues to maintain a variety of leading practices designed to ensure we have the proper governance structure in place to effectively manage our executive pay programs. Our governance practices related to executive compensation include:

•	Independent Committee members and outside advisors;

•	Provisions to “clawback” unwarranted cash incentive payments (“Executive Compensation Incentive Recoupment Policy”);

•	Anti-hedging policy;

•	Significant stock ownership requirements;

•	Annual assessment of the risk inherent in our compensation programs; and

•	Formalized policy on equity grant timing.

Executive Compensation Program Changes for Fiscal Year 2012

We held our first advisory shareholder vote on the compensation of our Named Executive Officers (NEOs) ( a “say-on-pay” vote) as required under the Dodd-Frank legislation in 2011. In anticipation of our first day-on-pay vote, our management held meetings with our institutional investors in order to solicit our investors’ views regarding, among other things, the selection of performance targets and other compensation practices. We provided the feedback that we obtained from the meetings to the Committee, and the Committee took this feedback into consideration in our ongoing efforts to improve our executive compensation program and the quality of our compensation disclosures.

As a result of these discussions as well as our ongoing review of our programs, we made the following changes to our executive compensation plans for fiscal year 2012 to continue to align our compensation and performance:

•	Annual Incentive Performance Plan — Measures

Earnings before interest and tax (EBIT) growth will continue to drive the annual incentive plan framework. However, in addition to the continued use of Return on Assets (ROA), which provides focus on asset management, the fiscal year 2012 annual incentive plan will include Return on Sales (ROS), to focus on margin expansion. As a result of this change, our plan is more demanding as the Company will be required to achieve both ROA and ROS targets to earn a target award for fiscal year 2012.

•	Annual and Long-Term Incentive Performance Plans — Performance Target Setting

The Committee also reviewed the performance targets and ranges for the annual incentive performance plan (“AIPP”) and long-term incentive performance plan (“LTIPP”), relative to the Company’s past performance, the performance of peer companies and broad industry indices, and our plans for the coming business cycle. In response to this review, the Committee increased the fiscal year 2012 earnings growth targets and range for both performance incentive plans. For fiscal year 2012, both the AIPP and the LTIPP targets require earnings growth of 10% over fiscal year 2011 results, representing a significant increase from the fiscal year 2011 earnings growth targets as shown below:

Corporate Earnings Growth Targets
Performance Plan	2012	2011
AIPP	10%	6%
LTIPP	10%	3%

Because our compensation for fiscal year 2011 was granted to our executive officers in October 2010, at the beginning of our fiscal year and prior to our Annual Meeting in January 2011, decisions made on executive compensation plans for fiscal year 2012 are not reflected in this year’s detailed Compensation Discussion and Analysis for fiscal year 2011.

Other Changes

In addition, based on the feedback from our shareholders, we revised the disclosure in our Compensation Discussion and Analysis to improve clarity and understanding of our executive compensation programs. Also, as we reported in our Form 8-K/A filing on March 28, 2011, we will hold an annual advisory shareholder vote on the compensation of our NEOs, which is consistent with the outcome of the shareholder vote in 2011 on the frequency of such votes.

We believe these changes are responsive to the feedback from our investors and enhance the performance orientation of our executive pay programs.

Fiscal Year 2011 Business Results

We entered fiscal year 2011 focused on driving strong top and bottom line improvements across our three business units, despite continued uncertainty in the global economy, particularly in key markets where we operate. Financial and operating targets were established reflecting management’s and the Committee’s best assessment of what would represent challenging but fair results in light of the global economic uncertainty.

Underlying our business planning was management’s work during the economic turmoil of 2008 and 2009 to improve the operating fundamentals of our business, including strengthening our balance sheet by a convertible bond transaction that improved our liquidity and allowed us to position the Company for growth opportunities as the market improved, significantly lowering the break-even earnings level in our Automotive Experience business, and adjusting our manufacturing footprint to lower-cost countries which we expect will benefit our profitability over the long term.

As a result of these efforts, the Company was able to achieve its fiscal year 2011 business plan and deliver superior financial and business results for the year, as we describe below.

•	Grew year-over-year consolidated segment income by 18.2% and five-year consolidated segment income by more than 42%;

•	Increased year-over-year diluted earnings per share (EPS) by 7.8% and five-year EPS by nearly 35%;

•	Improved top and bottom line results in all three business units, outpacing their underlying markets:

•	Building Efficiency revenues up 16%*, segment income up 12%*

•	Automotive Experience revenues up 21%*, segment income up 36%*

•	Power Solutions revenues up 20%*, segment income up 22%;

*	Adjusted for non-recurring items

•	Increased market share in key segments;

•	Successfully completed strategic acquisitions with an aggregate purchase price of $1.4 billion that we expect to deliver significant earnings accretion beginning in fiscal year 2012;

•	Deployed $1.3 billion of capital to support growth initiatives; and

•	Continued margin expansion from 5.6%* in fiscal year 2010 to 5.8%* in fiscal year 2011.

We have historically compared our total return to shareholders that we report in our Annual Report to Shareholders to the S&P 500 and a group of diversified industrial companies.1 We believe the diversified industrial companies are an appropriate comparison as these companies have revenue and earnings streams from multiple industries, have offsets to the volatility caused by economic cycles, and more closely match the financial performance characteristics of Johnson Controls. Reflecting the strong, sustained results that we describe above, our return to shareholders over the past five years has outpaced other diversified industrial companies and the S&P 500, as shown below:

COMPANY/INDEX	Sep 06	Sep 07	Sep 08	Sep 09	Sep 10	Sep 11
Johnson Controls, Inc.	100	166.42	130.25	113.35	137.82	121.27
Diversified Industrials Peer Group	100	132.87	98.99	101.03	123.91	115.49
S&P 500 Comp-Ltd.	100	116.83	91.16	84.86	93.48	94.55

[1]

Diversified industrial companies include Danaher Corporation, Dover Corporations, Eaton Corporations, Emerson Electric Corporation, Honeywell International Inc., Illinois Tool Works Inc, Ingersoll-Rand PLC, ITT Corporation, 3M Company, Textron Inc., and United Technology Corporation.

Fiscal Year 2011 Pay Outcomes

Our executive compensation program is largely performance based, in that we deliver over 80% of the target direct compensation that we provide to the NEOs via incentive compensation. In addition, over 60% of this incentive compensation is in the form of equity, providing strong alignment with shareholders.

*	Adjusted for non-recurring items

The only fixed component of pay for the NEOs is base salary. With one exception, the Committee approved salary increases of approximately 3% for each of the NEOs for fiscal year 2011, consistent with market norms and increases that we provide to our other employees. The exception was Mr. Molinaroli, our Vice President and President, Power Solutions, who received a 5% increase to reflect his performance and market practice for his position.

Incentive awards for fiscal year 2011 were aligned with our strong operating results. We have an annual incentive performance plan, a long-term incentive performance plan and an equity program.

The performance measures we used in our fiscal year 2011 annual incentive plan for our officers included return on assets (ROA) improvement versus plan and EBIT growth. As shown in the table below, we exceeded our target ROA and significantly exceeded target EBIT growth, resulting in a fiscal year 2011 annual payout of 200% of target.

	FY 2011 Plan Target	FY 2011 Actual
ROA	21.0%	21.1%
EBIT Growth	$2,448.3 M	$2,769.0 M
Corporate Bonus Payout as a % of Target		200%

Our long-term incentive cash plan is based on a series of three, one-year corporate pre-tax earnings and return on pre-tax invested capital (ROIC) targets, which we weight for a composite performance payout factor. As shown in the table below, the Company improved ROIC and significantly exceeded its pre-tax earnings growth targets for the second and third year of the 2009-2011 performance cycle, resulting in a payout equivalent to 163.3% of target.

Fiscal Year	Performance Measures and Results					Payout Calculation
	Targets Set	Pre-Tax Earnings Target ($)(MM)	Pre-Tax Earnings Actual ($)(MM)	Planned ROIC	Actual ROIC	(a) Annual Performance Factor (% of Target)	(b) Annual Weighting	Weighted Performance (a x b)
2011	10/1/2010	1,796.9	2,118.8	18.7%	18.5%	193.3%	3/6	96.6%
2010	10/1/2009	414.8	1,669.4	10.5%	15.2%	200.0%	2/6	66.7%
2009	10/1/2008	1,848.7	402.7	13.9%	4.5%	0.0%	1/6	0.0%
Actual Payout for Three-Year Performance Period of 2009-2011 (as a % of Target) (Sum of Weighted Performance)								163.3%

In addition to the Long-Term Incentive Performance Plan we discuss above, the Committee approved grants of stock options and restricted shares to our executive officers. The Committee aligned the value and structure of these grants with market practice and with our past practice. The NEOs hold over $32.3 million of Johnson Controls stock (using the September 30, 2011 closing stock price of $26.37), plus approximately 4 million stock options. These holdings make our executives highly sensitive to the performance of our stock and the wealth creation of our shareholders.

In total, the compensation that we report in the Summary Compensation Table on page 63 for our CEO increased by 11.5% (excluding the Change in Pension Value), reflecting our strong operating results during fiscal year 2011. However, reported compensation does not reflect the change in the value of our stock that our CEO holds, which is significant. During fiscal year 2011, the value of the CEO’s stock declined by over $9.2 million, reflecting a challenging global equity environment. In aggregate, the value of the stock that our NEOs hold declined by $15.6 million during fiscal year 2011. The Committee believes that, in combination, the balance of emphasis on our operating results with a significant linkage to shareholder value creation provides the proper compensation structure.

EXECUTIVE COMPENSATION PHILOSOPHY

Under the Committee’s oversight and direction, our decisions regarding executive compensation elements, incentive plan design, and award levels are guided by a series of objectives to promote the recruitment and retention of executives with the essential talent and skills to deliver expected financial and operational performance results for us and our shareholders. The alignment of incentive compensation opportunities with the long-term interests of shareholders is a predominant principle throughout our executive compensation programs. Pay for performance is an essential element of our executive compensation philosophy, and performance-based pay is the most significant part of the pay we report in the Summary Compensation Table. Benchmarking against a group of publicly-traded companies, which we refer to as the “Compensation Peer Group” assures that we align overall compensation levels and opportunities with competitive market practice. The main objectives of our executive compensation program include:

•

Pay for performance: A substantial portion of compensation is variable and directly reward the achievement of strategic, financial and leadership objectives that are closely aligned with the interest of our shareholders.

•

Long-term focus: Long-term incentive compensation designed to deliver results in driving long-term strategic business objectives and increasing shareholder value over the long term should comprise the most significant compensation opportunity for our executive officers.

•

Competitiveness: Total compensation is competitive to attract, motivate, and retain a highly qualified and effective global management team to deliver superior performance that builds shareholder value over the long term.

•

Incentive Pay Balance: The portion of total compensation contingent on incentives increases with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities reward the appropriate balance of short- and long-term financial and strategic business results. Long-term incentive compensation opportunities significantly outweigh short-term cash-based opportunities. Our long-term program has a balanced portfolio approach to deliver rewards in cash and equity based on sustained performance over time. Our use of a performance-based long-term cash plan focuses executives on internal performance metrics, while the use of equity fosters retention and aligns our executives’ interests with those of our shareholders. Annual objectives are compatible with sustainable long-term performance.

•

Risk assumption and shareholder alignment: Our compensation programs place strong emphasis on delivering long-term results for our shareholders and discouraging excessive risk-taking by our executive officers is a focus by placing strong emphasis on equity-based incentive compensation and stock ownership by executives.

Significant Long-Term Stock Ownership Creates a Strong Tie to Our Shareholders

The NEOs have made a very large long-term investment in our company. Collectively, they own nearly 1.5 million shares of Johnson Controls stock with a value in excess of $32.3 million (using $26.37 stock price as of September 30, 2011). In addition, these officers hold about 4 million stock options. The fact that our executives hold such a large investment in our company is part of our culture and our compensation philosophy. Management’s sizable investment in our company places their incentives directly in line with the long-term success of our company, our customers, and our shareholders, since the impact to executives resulting from increases or decreases in our stock price creates a strong tie to shareholders. We maintain an executive stock ownership policy that requires our executives to hold significant amounts of our stock because we believe material stock ownership by executives plays a role in effectively aligning the interests of these employees with those of our shareholders and strongly motivates executives to build long-term shareholder value. All shares that the executive directly or indirectly holds count toward the requirement. Stock options are not counted. Each executive officer named below exceeded his respective ownership requirement as of September 30, 2011.

We annually analyze market practice for stock ownership. Based on our analysis during fiscal year 2011, the Committee increased the minimum ownership multiple for our Chairman of the Board, President and Chief Executive Officer from five times to six times annual base salary. This further evidences our belief in the importance of aligning the interests of our NEOs with the interests of our shareholders.

The guidelines for executive officer stock ownership under our Executive Stock Ownership Policy are as follows:

Position	Name	Minimum Ownership Multiple
Chairman of the Board, President and Chief Executive Officer	Stephen A. Roell	6 times base salary
Executive Vice President and Chief Financial Officer	R. Bruce McDonald	3 times base salary
Vice President and President, Building Efficiency	C. David Myers	3 times base salary
Vice President and President, Automotive Experience	Beda Bolzenius	3 times base salary
Vice President and President, Power Solutions	Alex A. Molinaroli	3 times base salary
Other Officers		3 times base salary

PAY MIX

The Committee, which is comprised exclusively of non-employee independent directors as defined by the Securities and Exchange Commission and the New York Stock Exchange, developed and approved the compensation program. The design of our executive compensation program promotes three critical long-term objectives tied directly to our strategic business objectives:

(1)	Attracting, motivating and retaining a highly qualified and effective management team to drive our financial and operational performance;

(2)	Delivering sustained, strong business and financial results; and

(3)	Building shareholder value over the long term.

We use multiple compensation vehicles to balance these three objectives and drive our executives to deliver sustained results for our shareholders. The Committee considers the our financial performance, individual performance, progress in successfully executing the long-term strategic plan of the business, and executive compensation of comparator companies as factors when determining the specific level of compensation we provide to the CEO and the other NEOs.

Performance incentives and long-term compensation linked to shareholder value comprise the most significant compensation opportunity for our executives. Long-term incentive compensation and stock-based opportunities significantly outweigh short-term incentives. In addition, the Committee expects strong commitment to ethical and social responsibility, which is a fundamental assumption underlying all aspects of the program from setting targets to conducting annual performance assessments.

The following chart illustrates the elements of our executive compensation program:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives			Benefits
Base Salary	Annual Incentive Performance Plan	Long-Term Incentive Performance Plan	Stock Options	Restricted Stock
Fixed cash component with annual merit opportunity based on individual performance results.	Annual per formance cash award for profitability, growth, and operational performance during the fis cal year.	3-year cash performance award for sustained long-term growth and for return on capital.	Equity award for creation of stock holder value as reflected by our stock price.Aligns directly with long-term value crea tion for our shareholders.	Equity award
to align execu
tive officers’
long-term
financial inter
ests to the
long-term
financial inter
ests of share
holders and to
support
retention and
recruitment
objectives to
maintain
market com
petitive posi
				tion.	Retirement Benefits

In general, as an executive’s level or responsibility within our organization increases, so does the target percentage of total direct compensation that we link to corporate or business unit performance.

	% of Total Target Compensation Allocated to Base Salary (%)	% of Total Target Compensation Allocated to “At-Risk” Short-Term and Long-Term Incentives
		Annual Performance Cash Incentive1 (%)	Long-Term Performance Cash Incentive1 (%)	Equity Incentives2 (%)
Stephen A. Roell, CEO	12%	16%	17%	55%
Average for the Other NEOs	20%	17%	15%	48%

[1]	The amounts shown for Short-Term and Long-Term incentives are based on target awards

[2]	Equity-Based Incentives includes our grants of stock options and restricted stock

EXECUTIVE COMPENSATION GOVERNANCE

We periodically review our compensation philosophy and make adjustments that we believe to be in the best interests of the company and our shareholders. Some key governance policies and processes include the following:

1.	Our company’s ultimate objective is on delivering long-term value to shareholders as well as our other stakeholders such as customers and employees. We continually review and adjust our pay programs so that the primary focus is our long-term success. Executives understand that successful long-term decision making is what will allow them to be paid their target compensation. Short-term decisions that impair our long term value will reduce an executive’s compensation over the long term. This principle provides the foundation for the governance of our compensation that is in the best interests of shareholders and our other stakeholders.

The Committee has the sole authority, delegated by our Board, to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs) for our executive officers. Together with the Committee and its independent executive compensation consultant, Towers Watson, we annually engage in a rigorous process to ensure that the design of our performance-based incentive plans delivers value to our shareholders through the achievement of strategic, financial and leadership results. This process includes analyzing:

•	Expectations for our business plan, our expected growth, and our margins;

•	Benefit of capital expenditures;

•	Positive acquisition impact;

•	Economic projections;

•	Improvement in operations and quality; and

•	Expectations of investors.

2.	Our Executive Compensation Incentive Recoupment (Clawback) Policy. This policy covers our executive officers who our Board has elected by our Board. We implemented this policy in fiscal year 2009. Under the policy, the Committee will require reimbursement of incentives that we paid to elected officers where:

•

The payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy;

•	In the Committee’s view the elected officer engaged in conduct that caused or partially caused the need for the restatement; and

•	We would have made a lower payment to the elected officer based upon the restated financial results.

The amount the Committee requires and officer to reimburse is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek to recover any compensation that our Chief Executive Officer and Chief Financial Officer received that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

3.	Our formalized process for assessing risk in incentive compensation plans and policies. We implemented this process in fiscal year 2010. The Committee’s charter includes the review and approval of an annual risk assessment for incentive compensation plans and policies.

4.	Our formalized policy on granting equity awards. We implemented this policy during fiscal year 2007. During fiscal year 2011, the Committee approved a modification to our Policy on Granting Equity Awards aligning the grant date for all annual equity awards, including stock options, stock appreciation rights, restricted stock, and restricted stock units with the beginning of our fiscal year.

5.	Our formalized process for reviewing executive compensation consultant independence. We implemented this process in fiscal year 2010. Annually, the Committee reviews the relationship with Towers Watson, including the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year to ensure that we maintain executive compensation consultant independence.

REVIEWING OUR EXECUTIVE COMPENSATION PROGRAMS AND ESTABLISHING COMPENSATION LEVELS

Each year, the Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and philosophy and support the successful recruitment, development, and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. Mr. Roell, in his role as Chairman and Chief Executive Officer, provided input regarding the compensation of our other executives and changes to our compensation programs by making recommendations to the Committee. This includes recommendations concerning the compensation of the other NEOs, based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy (including market practice). Although the Committee considers the recommendation of our Chairman and Chief Executive Officer, the Committee exercises its discretion when making compensation decisions and may modify the recommendations. Our Chairman and Chief Executive Officer does not make recommendations to the Committee with respect to his own compensation. The Committee reports its actions and decisions to our Board.

The Committee will generally determine an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs that we describe above under the “Executive Compensation Philosophy”. In addition, when determining the overall compensation of our NEOs, including base salaries and annual and long-term incentive amounts, the Committee considers a number of factors it deems important, including:

•	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term incentive awards;

•	The business environment and our business objectives and strategy;

•	The need to retain and motivate our executive officers;

•	Corporate governance and regulatory factors related to executive compensation; and

•	Marketplace compensation levels and practices.

The Committee considers these factors collectively and ultimately uses its judgment in making final decisions concerning compensation.

To support its annual review of our executive compensation programs for fiscal year 2011, the Committee engaged Towers Watson, an independent compensation consultant, to conduct a marketplace review of our practices and the compensation we pay to our executive officers. The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. Towers Watson received $349,000 for the executive compensation consulting services it provided to the Committee during fiscal year 2011.

Towers Watson provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers. Towers Watson benchmarked our compensation against a group of publicly-traded companies, which we refer to as the “Compensation Peer Group”. Towers Watson also provided market data from general industry as an additional reference. In benchmarking our compensation, Towers Watson used regression analysis to adjust the data based on the revenue sizes of the companies in the Compensation Peer Group and general industry survey to match our revenue size. The Compensation Peer Group, which the Committee annually reviews and updates, consists of companies against which we believe we compete for talent, that are in our industry or a similar industry, have similar market capitalization, are similar in size based on revenue, or participate in executive compensation surveys. For purposes of the Committee’s annual review of fiscal year 2011 compensation and benefit programs, the following companies comprised the Compensation Peer Group:

• 3M Company	• Eaton Corp.	• Lear Corp.
• Alcoa Inc.	• Emerson Electric Co.	• Lockheed Martin Corp.
• Caterpillar Inc.	• General Dynamics Corp.	• Motorola Inc.
• Deere & Company	• Goodyear Tire & Rubber Co.	• Northrop Grumman Corp.
• Dow Chemical	• Honeywell International Inc.	• Raytheon Co.
• E.I. du Pont de Nemours	• Illinois Tool Works	• United Technologies Corp.
	• International Paper	• Whirlpool Corp.

The average revenue (as of the latest fiscal year end) of the Compensation Peer Group is $28.1 billion, and the average net income is $1.9 billion. When the Compensation Peer Group gives us inadequate data for a particular executive officer due to insufficient sample size, Towers Watson uses the general industry company data from its annual executive compensation survey. When determining fiscal year 2011 compensation, the Committee did not, however, require the use of general industry data to make any specific compensation decisions for the NEOs.

In general, we set the total direct compensation opportunity for our executive officers using the 50th percentile of the Compensation Peer Group or general industry survey as an initial guideline. Generally, this results in pay differences among our NEOs based on position, which is consistent with the survey data. The total target direct compensation opportunity for our executive officers ranges from the 50th to the 75th percentile of survey data based on the executive officer’s experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

Based on our annual review of our Compensation Peer Group during fiscal year 2011, for purposes relating to fiscal year 2012, we changed the Compensation Peer Group slightly from the peer group above. With the change of Motorola’s business composition, Motorola, Inc. was removed from our Compensation Peer Group.

BASE SALARY

We pay our NEOs and other employees a base salary as part of a competitive compensation package and to provide a stable source of income. We typically consider salary levels as part of our annual compensation review process or upon a promotion. When we establish base salaries for executive officers, we consider salaries that companies in the Compensation Peer Group or general industry pay for similar positions. When inadequate data is available from the companies in the Compensation Peer Group, we consider salaries that companies in general industry pay for similar positions. We use the 50th percentile of the Compensation Peer Group as a guideline for setting salaries subject to other variables as we describe above under “Reviewing our Executive Compensation Programs and Establishing Compensation Levels”.

Salary changes for executive officers are generally effective October 1 of each year to correspond with the beginning of the new fiscal year. Salary changes may occur at other times, particularly on the occurrence of a promotion or other type of job change.

ANNUAL PERFORMANCE INCENTIVE

Our annual cash-based performance incentive focuses participants on our fiscal year business and financial objectives. We believe that achieving our annual business and financial objectives are important to executing our business strategy, delivering long-term value to shareholders, and sustaining our credibility with investors. At the beginning of each fiscal year, the Committee approves the fiscal year performance objectives and a target incentive opportunity (which we measure as a percentage of base salary) for each executive officer, as well as the potential incentive opportunity percentages for maximum and threshold performance. No annual incentive payments are payable to a NEO if the pre-established, minimum performance levels are not met. In addition, the financial based performance measures under the plan are based on our annual financial statements (as included in our Annual Report on Form 10-K), which are subject to an independent audit by our outside auditing firm, Pricewaterhouse Coopers. This provides us and shareholders with an independent check on the calculation of incentive payouts under the annual incentive plan.

Fiscal Year 2011 Performance Goals and Results

Performance measures are based on either overall corporate performance or performance at the relevant business unit.

Performance Measures
Pre-Tax ROA % Improvement vs. Profit Plan (Planned ROA)	Year-over-Year Earnings EBIT
We define pre-tax ROA % improvement vs. Planned ROA as the percent of actual ROA for fiscal year 2011 compared to planned ROA as approved by the Board for our fiscal year 2011 profit plan. We define pre-tax ROA as an internal financial measure that relates EBIT to the average net operating assets of the business unit. Corporate is the aggregate of the three business units. Net Operating Assets are defined as (+) Total Assets; (-) Cash; (-) Income Tax Assets; (-) Post Employment Assets; (-) Derivative Assets; (-) Total Liabilities; (+) Debt; (+) Income Tax Liabilities; (+) Post Employment Liabilities; (+) Derivative Liabilities; (+) Dividends Payable. Pre-tax ROA Is adjusted for certain significant non-recurring items, such as gain or loss on divestitures, acquisitions, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.	We define EBIT as net income attributable to each business unit (Corporate is the aggregate of the three business units) adjusted for income tax expense, financing costs, non-controlling interests, and certain significant non-recurring items, such as gain or loss on divestitures, acquisitions, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

We based each executive officer’s annual cash incentive performance award opportunity on pre-tax ROA percent improvement versus the planned ROA as approved by the Board for our fiscal year 2011 profit plan and EBIT growth to focus our executive officers on the company and each business unit’s profitability, operating strength and efficiency. Both of these measures have significant impact on stock price and on meeting the investing community’s expectations. We feel that the performance measures used for our annual incentives, together with performance measures in our long-term cash plan, our equity-based incentives, and stock retention requirements, provide a high level of transparency and a good balance that focuses our executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to sustainable, long-term value.

For fiscal year 2011, the objectives and actual results based on the above measures are shown in the chart below. We use interpolation to determine the specific amount of the payout factor for each NEO with respect to the achievement of financial goals between the various levels.

2011 Annual Incentives
	Corporate		Automotive Experience		Building Efficiency		Power Solutions
	Pre-Tax ROA % Improvement vs. Profit Plan	EBIT (MM)	Pre-Tax ROA % Improvement vs. Profit Plan	Business Unit EBIT Growth (MM)	Pre-Tax ROA % Improvement vs. Profit Plan	Business Unit EBIT Growth (MM)	Pre-Tax ROA % Improvement vs. Profit Plan	Business Unit EBIT Growth (MM)
Threshold	-10.0%	$1,894	-10.0%	$674	-10.0%	$662	-10.0%	$558
Target	0.0%	$2,448	0.0%	$871	0.0%	$856	0.0%	$721
Maximum	10.0%	$2,725	10.0%	$970	10.0%	$953	10.0%	$803
Actual Achievement	0.3%	$2,769.0	2.4%	$1,015.0	-5.0%	$928.8	4.0%	$825.2

After the ending of our fiscal year 2011, the Committee established goals for fiscal year 2012 as defined on page 41 in the section titled Executive Compensation Program Changes for Fiscal Year 2012.

Fiscal Year 2011 Target Incentive Opportunity and Payout for the NEOs

For each fiscal year, the Committee approves a target incentive opportunity (which we measure as a percentage of base salary) for each executive officer; as well as the potential incentive opportunity percentages for maximum and threshold performance. For fiscal year 2011, the target incentive opportunity percentages for the NEOs ranged from 106% to 169% of base salaries. For each executive officer, the actual payout potentially could range from zero to two times the target payout percentage, depending on achievement of goals, with potential payments increasing as performance improves (though not above two times the target payout percentage). The Committee has the discretion to decrease the size of the bonus payout based in part on an assessment of the executive officer’s individual performance. The Committee makes this assessment for our Chief Executive Officer based on its subjective evaluation of performance relative to strategic, financial and leadership objectives that the Committee or our Board has approved and has discretion to decrease the amount of the incentive award that our Chief Executive Officer would otherwise receive. Our Chief Executive Officer makes this assessment for the other executive officers based on his subjective evaluation of performance relative to strategic, financial and leadership objectives that he has approved and has the authority to decrease the amount of the incentive award that the executive officer would otherwise receive, subject to Committee approval. We establish the annual performance incentive during the first quarter of the fiscal year to which the award relates.

Based on the fiscal year 2011 performance results shown above, producing the most profitable year in the Company’s history, the table below provides additional information regarding the bonus payout calculation.

	Performance Weight		Bonus Payout as % of Target
Name	Corporate	Business Unit	Corporate Factor	Business Unit Factor
Stephen A. Roell	100%	n/a	200%	n/a
R. Bruce McDonald	100%	n/a	200%	n/a
C. David Myers	30%	70%	200%	166.3%
Beda Bolzenius	30%	70%	200%	200.0%
Alex A. Molinaroli	30%	70%	200%	200.0%

The following table summarizes the threshold, target, and maximum award potential, actual payout as a percent of target, and actual payout amounts for each NEO after reflecting the exercise of discretion that we discuss above.

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Payout as a % of Target	Actual Payout Amount ($)
Stephen A. Roell	1,067,681	2,372,625	4,745,250	192.0%	4,555,000
R. Bruce McDonald	382,500	850,000	1,700,000	192.0%	1,632,000
C. David Myers	411,188	913,750	1,827,500	155.2%	1,418,000
Beda Bolzenius	383,456	852,125	1,704,250	184.0%	1,568,000
Alex A. Molinaroli	358,594	796,875	1,593,750	192.0%	1,530,000

LONG-TERM INCENTIVES

Long-Term Cash Performance Incentive

By using a mix of stock options, restricted stock, and the long-term cash incentive, we are able to compensate executives for both sustained increases in our stock performance and the achievement of key long-term financial objectives. We tie the value of awards under our long-term cash incentive program to our long-term performance over a three-year period, and the program therefore serves to ensure that an executive’s pay under this program depends upon the extent to which we achieve our long-term financial objectives. We base the long-term cash incentive on achieving business plans that our Board approves. We grant long-term performance incentive awards under this program at the beginning of the three-year performance period to which the award relates. At the end of each performance period, the Committee applies the objective-based formula that it approved in advance to determine each executive’s award for the performance period. In addition, the financial based performance measures under the plan are based on our annual financial statements (as included in our Annual Report on Form 10-K), which are subject to an independent audit by our outside auditing firm, Pricewaterhouse Coopers. This provides us and shareholders with an independent check on the calculation of incentive payouts under the long-term cash incentive plan.

The 2011-2013 Performance Goals

Performance measures are based on overall corporate performance.

Performance Measures
% Attainment of Planned ROIC	Year-over-Year Pre-Tax Earnings
We define ROIC as income before income taxes adjusted by total financing costs and certain significant non-recurring items, such as gain or loss on divestitures, acquisition income, restructuring costs, and the adoption of new accounting pronouncements, divided by pre-tax invested capital. Pre-tax invested capital is defined as the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, excluding acquisitions.	We define pre-tax earnings as income before income taxes, adjusted for certain significant non-recurring items, such as gain or loss on divestitures, acquisitions, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

We based each executive officer’s long-term cash incentive performance award opportunity for this performance period on annual objectives for corporate pre-tax earnings and pre-tax ROIC to focus our executives on company growth objectives while delivering the appropriate cost efficiency in achieving those objectives. Both of these measures link directly to both our income and balance sheets and have significant impact on long-term stock price and on meeting the investing community’s expectations.

For fiscal year 2011, the objectives and actual results based on the above measures are shown in the chart below. We use interpolation to determine the specific amount of the payout factor with respect to the achievement of financial goals between the various levels.

Long-Term Incentive Performance Plan Fiscal Year 2011 Goals and Payout Factor
	Planned ROIC	Pre-Tax Earnings (MM)
Threshold	14.0%	$1,639.9
Target	18.7%	$1,796.9
Maximum	20.1%	$1,954.0
Fiscal Year 2011 Actual Achievement	18.5%	$2,118.8

Pre-tax earnings and ROIC targets for fiscal year 2012 and 2013 are set at the beginning of each of those fiscal years. This approach provides the Committee with the ability to annually review and set appropriate performance measures that consider expectations of our business plan, our expected growth, benefits of capital expenditures, economic projections, improvement in operations and quality, and expectations of our investors. When weighting the performance results over the three-year performance period we place greater emphasis and importance on delivering results in the later years of the three year cycle, recognizing that our shareholders and investors place greater importance on achieving results over the long-term. We base the ROIC target each year on meeting the amounts set forth in the financial plan for that year. Our Board reviews and approves the financial plan each year.

The Payout for the 2009 to 2011 Performance Period

Executive officers were eligible in fiscal year 2011 for a payout under the three-year performance cycle of 2009-2011. For this cycle, the payout target percentages ranged from 70% to 130% of base salary for the NEOs. The following chart summarizes the calculation for the fiscal year 2011 payout:

Fiscal Year	Performance Measures and Results					Payout Calculation
	Targets Set	Pre-Tax Earnings Target ($)(MM)	Pre-Tax Earnings Actual ($)(MM)	Planned ROIC	Actual ROIC	(a) Annual Performance Factor (% of Target)	(b) Annual Weighting	Weighted Performance (a x b)
2011	10/1/2010	1,796.9.5	2,118.8	18.7%	18.5%	193.3%	3/6	96.6%
2010	10/1/2009	414.8	1,669.4	10.5%	15.2%	200%	2/6	66.7%
2009	10/1/2008	1,848.7	402.7	13.9%	4.5%	0%	1/6	0.0%
Actual Payout for Three-Year Performance Period of 2009-2011 (as a % of Target) (Sum of Weighted Performance)								163.3%

We show the amounts in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

After the ending of our fiscal year 2011, the Committee established goals for fiscal year 2012 as defined on page 41 in the section titled Executive Compensation Program Changes for Fiscal Year 2012.

Stock Option Awards

We award stock options to executives to:

•

Enhance the link between creating shareholder value and long-term incentive compensation by encouraging executives to enhance the value of the Company and, hence, the price of our stock. This is true “pay for performance”; executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise.

•	Maintain competitive levels of total compensation; and

•	Retain outstanding employees by requiring that executives continue their employment with our company to vest options.

We made all of our stock option grants to executives in fiscal year 2011 pursuant to our 2007 Stock Option Plan. The exercise price of fiscal year 2011 stock options is equal to the New York Stock Exchange closing price of our common stock on the date of the grant. We do not engage in or permit “backdating” or repricing of stock options, and our equity compensation plans prohibit these practices.

Our executives, including our NEOs, must earn the options through continued service. The options will vest 50% two years after the date of grant and 50% three years after the date of grant, subject to continued employment (with earlier vesting on retirement), and have a ten-year exercise term.

We provide the fiscal year 2011 stock option grant details for each NEO in the “Grant of Plan-Based Awards” table and related footnotes. We determine stock option awards based on the value of the executive officer’s total target compensation that we intend to deliver less the value of all other elements of total compensation.

Our policy on granting equity awards for fiscal year 2011 states that our annual stock option grant occurs and is effective on the first business day of our fiscal year and that any subsequent stock option grants occur and are effective on the date of a regularly scheduled Compensation Committee meeting. Executive officers do not have a role in the timing of option grants. We do not choose the time for making option grants based in any way on any pending release to the public of material information.

During fiscal year 2011 the Committee approved a modification to our policy on granting equity awards to align the grant date for all annual equity awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, with the beginning of our fiscal year. Beginning in fiscal year 2012, all equity grants will occur on the fifth business day of the fiscal year.

Restricted Stock Awards

We intend our restricted stock awards to:

•	Tie executive officers’ long-term financial interests to the long-term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

•	Retain key executives officers through the four-year vesting period (subject to continued vesting for executive officers who retire); and

•	Maintain a market competitive position for total compensation.

We provide the fiscal year 2011 restricted stock grant details for each NEO in the “Grant of Plan-Based Awards” table and related footnotes. We determine restricted stock awards by subtracting from the value of the executive’s total target compensation the value of all other elements of direct compensation and allocating a portion of the resulting difference to restricted stock awards. We determine the portion allocable to restricted stock awards based on the factors summarized in “Reviewing Our Executive Compensation Programs and Establishing Compensation Levels.”

Our policy on granting equity awards for fiscal year 2011 states that our annual restricted stock grant is effective on the first business day of November and that any subsequent restricted stock grants occur and are effective on the date of a regularly scheduled Compensation Committee meeting. Executive officers do not have a role in the timing of restricted stock grants. We do not choose the time for making restricted stock grants based in any way on any pending release to the public of material information.

As mentioned above, during fiscal year 2011 the Committee approved a modification to our policy on granting equity awards to align the grant date for all annual equity awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, with the beginning of our fiscal year. Beginning in fiscal year 2012, like stock option grants, all restricted stock grants will occur on the fifth business day of the fiscal year.

RETIREMENT AND OTHER BENEFITS

We evaluate retirement and other benefits based on market practice of the Compensation Peer Group and general industry data. We have a long history of providing retirement benefits to our U.S. salaried employees. We provide our retirement benefits through the following plans:

•

A pension plan. All of our U.S.-based salaried employees that we hired before January 1, 2006 participate in this plan, including all of our NEOs other than Dr. Bolzenius. Under the pension plan, a participant who has completed five years of employment with us earns the right to receive certain benefits upon retirement at normal retirement age or upon early retirement age on or after age 55 with ten years of service, based upon the participant’s years of benefit service and average compensation through the employee’s date of termination or December 31, 2014, whichever is earlier. However, for employees who were originally York International Corp. employees, including Mr. Myers, service after December 31, 2003 does not count as benefit service under the formula in this plan and compensation earned after December 31, 2013 does not count in determining average compensation. Under an agreement that we negotiated with Dr. Bolzenius at the time he joined our company, we continued Dr. Bolzenius’ German pension agreement, providing benefits that we believed were consistent with those given to senior executives of a German company.

•

A 401(k) plan. The plan generally covers all of our U.S. employees, including the NEOs other than Dr. Bolzenius, who waived his participation in the plan in exchange for continued accrual of benefits under his German pension agreement. Under the 401(k) plan, participants can contribute up to 25% of their compensation on a pre-tax basis, although our executive officers can contribute only up to 6% of their compensation. We make a matching contribution of 75% to 100%, based on company performance, of each dollar of employee contributions up to 6% of the employee’s eligible compensation. In addition, for employees that we hired on or after January 1, 2006 and for employees who were originally York employees who are no longer receiving service credit under the pension plan, including Mr. Myers, we make an annual retirement contribution of 1% to 7% of the participant’s eligible annual compensation based on the participant’s age and service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

•

A Retirement Restoration Plan. Because the Internal Revenue Code, or the “Code”, limits the benefits we can provide under the pension plan and the 401(k) plan, including the annual retirement contribution, we sponsor our Retirement Restoration Plan. The Retirement Restoration Plan generally allows all employees that the Code limitations impact to obtain the full intended benefit from the pension and 401(k) plans, without regard to the Code limits, upon meeting vesting requirements. These employees include our NEOs, except that Mr. Myers, along with all other employees who were originally York employees and employees hired on or after January 1, 2006, is not eligible to participate in the pension component of the Retirement Restoration Plan. Dr. Bolzenius is not eligible to participate in the Retirement Restoration Plan as a result of his waiver of participation in the 401(k) plan. In addition, only the executive officers are allowed to contribute, on a pre-tax basis, up to 6% of their compensation that is not allowed to be deferred into the 401(k) plan and to receive a supplemental matching contribution.

•

Executive Deferred Compensation Plan. Our NEOs, also participate in the Executive Deferred Compensation Plan, under which we permit all senior leaders in our company to elect to defer receipt of all or any part of the compensation they would receive under the Annual and Long-Term Incentive Performance Plans or for executives designated by the Compensation Committee, the 2001 Restricted Stock Plan, until certain pre-determined payment dates. We provide the Executive Deferred Compensation Plan as a vehicle to assist participants in saving for a secure future by allowing participants to defer compensation and associated taxes until retirement or other termination of employment. The Executive Deferred Compensation Plan also serves as a vehicle to assist our executives in managing their executive stock ownership requirements. Investment options in the Executive Deferred Compensation Plan mirror investment options available in our 401(k) Plan. We discuss the Executive Deferred Compensation Plan in further detail in the narrative following the “Nonqualified Deferred Compensation” table.

•

Executive Survivor Benefits Plan. For elected officers hired prior to September 15, 2009, we maintain an Executive Survivor Benefits Plan. Under this plan, if a participating executive officer dies while he or she is an employee, then we will make certain payments to his or her beneficiary. We offer this benefit to executive officers hired prior to September 15, 2009, and coverage is in lieu of our regular group life insurance coverage and any other executive life insurance policy. All benefits under our Executive Survivor Benefits Plan cease upon retirement or other termination of employment. Any newly elected officers participate in our regular group life insurance coverage.

We provide these retirement benefits to our employees and our executive officers to help them prepare financially for retirement, to provide an incentive to stay with us by recognizing tenure, and to offer what we believe is a competitive compensation package.

We have summarized the various retirement plans in which our NEOs may participate in greater detail in the narrative following the “Pension Benefits” table.

Other Benefits

According to our compensation philosophy, we limit the amount of executive perquisites that we provide to our executive officers. We maintain a policy regarding eligibility and use of executive perquisites, and we do not allow exceptions outside of the policy. In general, we intend the perquisites we provide to help executive officers be more productive and efficient, or to protect us and the individual executive officer from certain business risks and potential threats. In fiscal year 2011, our NEOs received perquisites of the following types: assistance with financial planning, personal use of a company airplane (personal use of airplane is minimal, and the cumulative fiscal year 2011 value of the personal use for all NEOs was less than $13,000 in total), and club dues. The Committee periodically reviews competitive market data to ensure that the perquisites we provide to executive officers are reasonable and within market practice. During fiscal year 2009, the Committee eliminated the payment of tax gross-ups on perquisites to executive officers effective January 1, 2010. The Committee annually reviews use of perquisites to ensure compliance with our policy.

Separate from the perquisites policy, we have (1) a company vehicle policy that provides personal use of a vehicle to all senior leadership, including our executive officers

(the type of vehicle varies by leadership level and is limited to vehicles that use our automotive seating and interiors products so that executives can experience the effectiveness of our products); and (2) an executive physical examination program that offers executive officers an annual comprehensive physical examination within a compressed time period.

TAX AND ACCOUNTING RULES AND REGULATIONS

We review the impact of executive compensation on our financial statements. We also review the effect that our compensation programs will have on our standards for corporate governance. Section 162(m) of the Internal Revenue Code limits us from deducting compensation that we pay in any year to our principal executive officer or to our other three most highly-compensated officers (other than our principal financial officer) in excess of $1 million, unless that compensation meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation that we pay only if the individual’s performance meets objective goals that the Committee has established in advance based on performance criteria that shareholders have approved). The Committee continues to emphasize performance-based compensation for executives, thus minimizing the consequences to us of Section 162(m) limits. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for our success. Consequently, in any year, the Committee may authorize compensation that is not fully deductible under Section 162(m) if it believes such compensation is necessary to achieve our compensation objectives and protect the interests of our shareholders.

EMPLOYMENT AND CHANGE OF CONTROL CONTRACTS

As we discuss more fully on page 74, we have entered into employment agreements and change of control agreements with all of our executive officers. The employment agreements protect us from certain business risks (threats from competitors, loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and define our right to terminate the employment relationship. The employment agreements also protect our executive officers from certain risks, such as death or disability, by providing for payment and benefits in the event of certain terminations of employment. The employment agreements define the events that will trigger benefits, and the amount of such benefits, in the event of a termination of employment. We believe that the benefits the employment agreements provide upon a termination of employment are customary and appropriate.

The change of control agreements provide that our NEOs may be eligible to receive payments and other benefits if there is a change of control of our company. In addition, our executive officers may receive benefits under our equity and bonus plans if there is a change of control of our company. We intend the change of control benefits to provide some economic stability to our executive officers to enable them to focus on the performance of their duties and the best interests of our company and our shareholders without undue concern over their personal circumstances if there is a potential change of control of our company. We provide for acceleration of equity and incentive awards, in particular, to protect our executive officers’ opportunities to earn the awards if a change of control occurs.

We determined that the amounts payable under the remaining arrangements on certain triggering events, as we describe under “Potential Payments and Benefits upon Termination or Change of Control,” were consistent with market competitive practices.

INCENTIVE COMPENSATION AND RISK

We reviewed our incentive compensation policies and practices for all employees, including our NEOs, and determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on our company. To conduct this review, the company completed an inventory of its executive and non-executive incentive compensation plans and policies globally. This evaluation covered a wide range of practices and policies including: analyzing the mix between pay elements, caps on incentives, performance measures, discretion on individual awards, use of stock ownership guidelines, use and provisions on severance/change of control policies, use of perquisites, adoption and provisions of clawback/recoupment policy, and Compensation Committee oversight.

During our review, we noted several of the practices of our compensation program (executive and broad-based) that mitigate risk, including:

•	A balanced mix between pay elements, including multiple types of long-term incentives;

•	Appropriate caps on incentives;

•	The use of multiple performance measures in our annual and long-term incentive plans;

•	The use of performance measures that are based on our Annual Report and Form 10-K filing (which are reviewed by our independent auditors);

•	Committee oversight including discretion in payment of incentives in the executive plans;

•	Significant stock ownership guidelines;

•	Appropriate use and provisions in our severance/change of control agreement;

•	Limited and appropriate perquisites; and

•	The adoption and provisions of our clawback/recoupment policy.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2011, 2010 AND 2009

The following table summarizes the compensation earned in the fiscal years noted by our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were officers as of the end of the fiscal year ended September 30, 2011. We refer to these officers as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Stock Awards (1)(2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Stephen A. Roell	2011	1,406,000	3,151,800	4,590,450	7,540,000	5,349,200	303,075	22,340,525
Chairman of the Board, President and Chief Executive Officer	2010	1,365,000	2,792,230	4,697,000	6,317,000	2,329,122	63,579	17,563,931
	2009	1,371,500	0	3,674,000	1,097,000	5,105,542	253,937	11,501,979

R. Bruce McDonald	2011	800,000	840,480	1,363,500	2,612,000	499,872	131,947	6,247,799
Executive Vice President and Chief Financial Officer	2010	776,000	667,170	1,309,000	2,219,000	374,263	67,057	5,412,490
	2009	739,500	0	1,068,800	450,000	455,431	88,907	2,802,638

C. David Myers	2011	860,000	840,480	1,363,500	2,401,000	24,438	220,158	5,709,576
Vice President and President, Building Efficiency	2010	835,000	555,975	1,309,000	1,826,000	45,092	103,929	4,674,996
	2009	817,000	0	1,068,800	470,000	61,710	104,976	2,522,486

Beda Bolzenius	2011	802,000	840,480	1,363,500	2,485,000	(1,971)	17,394	5,506,403
Vice President and President, Automotive Experience(6)	2010	779,000	555,975	1,309,000	2,179,000	768,078	14,406	5,605,459
	2009	749,750	0	1,068,800	426,000	665,194	27,511	2,937,255

Alex A. Molinaroli	2011	750,000	840,480	1,227,150	2,387,000	1,234,587	114,375	6,553,592
Vice President and President, Power Solutions	2010	713,000	555,975	1,193,500	1,905,000	652,613	55,748	5,075,836
	2009	666,000	0	968,600	271,000	894,924	81,579	2,882,103

(1)	We have not reduced amounts that we show to reflect a NEO’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferral plans.

(2)	Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Footnote 11 to our audited financial statements for the fiscal year ended September 30, 2011, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 22, 2011, includes assumptions that we used in the calculation of these amounts.

(3)	Amounts reflect the cash awards to the NEOs which we discuss in further detail in the Compensation Discussion and Analysis under the headings “Annual Performance Incentive” and “Long-Term Cash Performance Incentive”. Our NEOs earned the amounts shown based on performance during fiscal years 2009-2011. We paid these amounts after our fiscal year-end (September 30, 2011).

(4)	Amounts reflect the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans that we have established, determined as of the measurement dates we used for financial statement reporting purposes for fiscal year 2011 and using interest rate and mortality rate assumptions consistent with those that we used in our financial statements. The amounts include benefits that the NEO may not currently be entitled to receive because the executive is not vested in such benefits. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. Changes in the present value of the NEO’s benefits are the result of the assumptions applied (and discussed in footnote 1 to the pension table) and the value of executive compensation received over the previous five year period. No NEO received preferential or above market earnings on nonqualified deferred compensation.

(5)	Amounts reflect reimbursements with respect to financial planning, personal use of a vehicle, relocation expenses, executive physicals, personal use of our aircraft and club dues. (We discuss these benefits further under the heading “Other Benefits” on page .) Amounts for fiscal 2011 also reflect our matching contributions under our qualified and nonqualified retirement plans, as follows: Mr. Roell — $246,611; Mr. McDonald — $102,240; Mr. Myers — $164,496, and Mr. Molinaroli — $94,106. The amount shown for Mr. Roell includes $30,000 for financial planning and $15,278 for club memberships. The amount shown for Mr. McDonald includes $7,100 for financial planning, $10,997 for club memberships, and $650 for personal use of our aircraft. The amount shown for Mr. Myers includes $20,795 for financial planning, $13,574 for club memberships, and $12,192 for personal use of our aircraft. The amount shown for Mr. Molinaroli includes $12,565 for club memberships.

(6)	Dr. Bolzenius’ change in pension value is calculated in Euros (based on his German Pension Agreement). For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using a fixed exchange rate of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2011

The following table contains information concerning the plan-based equity and non-equity awards that we granted to our NEOs in fiscal year 2011.

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Options(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Stephen A. Roell	10/1/2010		—	—	—		505,000	30.54	4,590,450
	11/1/2010					90,000		35.02	3,151,800
	N/A	(6)	1,067,681	2,372,625	4,745,250	—	—	—	N/A
	N/A	(7)	984,200	1,968,400	3,936,800	—	—	—	N/A
R. Bruce McDonald	10/1/2010		—	—	—		150,000	30.54	1,363,500
	11/1/2010					24,000		35.02	840,480
	N/A	(6)	382,500	850,000	1,700,000	—	—	—	N/A
	N/A	(7)	300,000	600,000	1,200,000	—	—	—	N/A
C. David Myers	10/1/2010		—	—	—		150,000	30.54	1,363,500
	11/1/2010					24,000		35.02	840,480
	N/A	(6)	411,188	913,750	1,827,500	—	—	—	N/A
	N/A	(7)	322,500	645,000	1,290,000	—	—	—	N/A
Beda Bolzenius	10/1/2010		—	—	—		150,000	30.54	1,363,500
	11/1/2010					24,000		35.02	840,480
	N/A	(6)	383,456	852,125	1,704,250	—	—	—	N/A
	N/A	(7)	300,750	601,500	1,203,000	—	—	—	N/A
Alex A. Molinaroli	10/1/2010						135,000	30.54	1,227,150
	11/1/2010					24,000		35.02	840,480
	N/A	(6)	358,594	796,875	1,593,750	—	—	—	N/A
	N/A	(7)	281,250	562,500	1,125,000	—	—	—	N/A

(1)

These columns show the range of potential payouts (a) for annual incentive performance awards that we describe in the section titled “Annual Performance Incentive” in the Compensation Discussion and Analysis, and (b) for long-term incentive performance awards that we describe in the section titled “Long-Term Cash Performance Incentive” in the Compensation Discussion and Analysis. We granted the annual incentive awards for fiscal year 2011 and the long-term cash incentive performance awards for the 2011-2013 performance period at the beginning of fiscal year 2011 as we describe in the Compensation Discussion and Analysis. Payouts, if any, under the long-term incentive awards for the 2011-2013 performance periods that we granted will be based on performance for fiscal years 2011, 2012, and 2013, respectively. We would make any payments due under the 2011-2013 awards after the end of fiscal 2013, as we describe in the Compensation Discussion and Analysis.

(2)	The amounts shown in this column reflect the number of shares of restricted stock we granted to each NEO pursuant to the 2001 Restricted Stock Plan. The grant vests 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date, contingent on the NEO’s continued employment.

(3)	The amounts shown in this column reflect the number of stock options we granted to each NEO pursuant to the 2007 Stock Option Plan. The stock options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the NEO’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(4)	We awarded the fiscal year 2011 stock option grants to the NEOs with an exercise price per share equal to our closing stock price on the date of grant.

(5)	Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 11 to our audited financial statements for the fiscal year ended September 30, 2011, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 22, 2011, includes assumptions that we used in the calculation of these amounts.

(6)	The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal year 2011, the material terms of which we describe in the Compensation Discussion and Analysis section titled “Annual Performance Incentive.”

(7)	The award reflected in this row is a long-term cash incentive performance award that we granted for the performance period of fiscal years 2011-2013, the material terms of which we describe in the Compensation Discussion and Analysis section titled “Long-Term Cash Performance Incentive.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2011 YEAR-END

The following table contains information concerning equity awards held by our NEOs that were outstanding as of September 30, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)
Stephen A. Roell					278,000	7,330,860
	525,000	—	22.5617	11/16/2015
	591,000	—	23.965	10/02/2016
	375,000	—	40.21	10/01/2017
	275,000	275,000	28.79	10/01/2018
	—	610,000	24.87	10/01/2019
	—	505,000	30.54	10/01/2020
R. Bruce McDonald					69,000	1,819,530
	60,000	—	13.4325	11/20/2012
	72,000	—	17.5167	11/19/2013
	150,000	—	20.5633	11/17/2014
	225,000	—	22.5617	11/16/2015
	192,000	—	23.965	10/02/2016
	120,000	—	40.21	10/01/2017
	80,000	80,000	28.79	10/01/2018
	—	170,000	24.87	10/01/2019
	—	150,000	30.54	10/01/2020
C. David Myers					61,500	1,621,755
	120,000	—	24.3667	01/03/2016
	192,000	—	23.965	10/02/2016
	120,000	—	40.21	10/01/2017
	80,000	80,000	28.79	10/01/2018
	—	170,000	24.87	10/01/2019
	—	150,000	30.54	10/01/2020
Beda Bolzenius					61,500	1,621,755
	15,000	—	20.5633	11/17/2014
	150,000	—	22.5617	11/16/2015
	192,000	—	23.965	10/02/2016
	120,000	—	40.21	10/01/2017
	80,000	80,000	28.79	10/01/2018
	—	170,000	24.87	10/01/2019
	—	150,000	30.54	10/01/2020
Alex A. Molinaroli					61,500	1,621,755
	90,000	—	23.965	10/02/2016
	90,000	—	40.21	10/01/2017
	72,500	72,500	28.79	10/01/2018
	—	155,000	24.87	10/01/2019
	—	135,000	30.54	10/01/2020

(1)	We granted all options listed in this column 10 years prior to their respective expiration dates. The options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment.

(2)

Restricted stock vesting dates are as follows: Mr. Roell — 75,000 shares will vest on November 1, 2011, 56,500 shares will vest on November 2, 2011, 45,000 shares will vest on November 2, 2012, 56,500 shares will vest on November 2, 2013 and 45,000 shares will vest on November 1, 2014.; Mr. McDonald — 18,000 shares will vest on

November 1, 2011, 13,500 shares will vest on November 2, 2011, 12,000 shares will vest on November 1, 2012, 13,500 shares will vest on November 2, 2013 and 12,000 shares will vest on November 1, 2014; Mr. Myers — 15,000 shares will vest on November 1, 2011, 11,250 shares will vest November 2, 2011, 12,000 shares will vest on November 1, 2012, 11,250 shares will vest on November 2, 2013 and 12,000 shares will vest on November 1, 2014; Dr. Bolzenius — 15,000 shares will vest on November 1, 2011, 11,250 shares will vest on November 2, 2011, 12,000 shares will vest on November 1, 2012, 11,250 shares will vest on November 2, 2013 and 12,000 shares will vest on November 1, 2014; Mr. Molinaroli — 15,000 shares will vest on November 1, 2011, 11,250 shares will vest on November 2, 2011, 12,00 shares will vest on November 1, 2012,11,250 shares will vest on November 2, 2013 and 12,000 shares will vest on November 1, 2014.

(3)	We calculated the market value of shares of stock that have not vested based on the September 30, 2011 closing market price for a share of our common stock, which was $26.37.

OPTION EXERCISES DURING FISCAL YEAR 2011

The following table provides information about stock options that our NEOs exercised in fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen A. Roell	300,000	4,691,880	7,500	281,325
R. Bruce McDonald	180,000	4,116,942	7,500	281,325
C. David Myers	—	—	—	—
Beda Bolzenius	—	—	7,500	281,325
Alex Molinaroli	—	—	—	—

(1)	Amounts represent the product of the number of shares an officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividends released.

PENSION BENEFITS AS OF SEPTEMBER 30, 2011

The following table sets forth certain information with respect to the potential benefits to our NEOs under our qualified pension and retirement restoration plans as of September 30, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Stephen A. Roell	Johnson Controls Pension Plan	28.75	1,260,861	—
	Retirement Restoration Plan	28.75	18,457,217	—
R. Bruce McDonald	Johnson Controls Pension Plan	9.92	229,957	—
	Retirement Restoration Plan	9.92	1,576,711	—
C. David Myers	Johnson Controls Pension Plan(2)	9.83	221,067	—
Beda Bolzenius(3)	German Pension Arrangement	—	2,369,918	—
Alex A. Molinaroli	Johnson Controls Pension Plan	26.75	639,089	—
	Retirement Restoration Plan	26.75	2,962,486	—

(1)	We calculated the amounts reflected in this column for all NEOs other than Dr. Bolzenius using the following assumptions: A calculation date of September 30, 2011, a 5.25% discount rate, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years (Mr. Myers’ assumed retirement age is 62), and applicability of the 2009 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2011. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume. We calculated the amount reflected in this column for Dr. Bolzenius using the assumptions described below under “German Pension Arrangement.”

(2)	Mr. Myers is a participant in the Johnson Controls Pension Plan as a historic York Plan participant.

(3)	Dr. Bolzenius has a German Pension Arrangement. Dr. Bolzenius’ pension benefit will be paid in Euros. For purposes of disclosure in the table, we assume a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007 of 1.32027 US Dollars to 1.00 Euro to avoid distorting reported compensation due to fluctuations in exchange rates.

Johnson Controls Pension Plan — The Johnson Controls Pension Plan is a defined benefit pension plan that provides benefits for most of our non-union U.S. employees, including our eligible NEOs. Our Pension Plan has two components: (1) a component that covers Johnson Controls employees hired prior to January 1, 2006, other than York employees, and (2) a component that covers York employees who were participants in the York International Pension Plan Number One, which was merged into the Pension Plan effective December 31, 2006.

Employees we hired prior to January 1, 2006 (other than York employees) automatically became participants in our Pension Plan in the month in which they were hired. Employees hired on or after January 1, 2006, are not eligible to participate in the Pension Plan.

Subject to certain limitations that the Internal Revenue Code imposes, the monthly retirement benefit payable under our Pension Plan to participants other than the York employees, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years).

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls participants is age 65. The benefits of all of our NEOs, except Mr. Myers and Dr. Bolzenius are calculated using this formula.

For York employees, including Mr. Myers, participating in our Pension Plan, the monthly benefit payable at normal retirement age in a single life annuity is $25 times years of credited service, or if greater, an amount equal to 1/12th of the following:

•	1.6% of final average compensation minus 1% of the participant’s primary Social Security benefit payable at normal retirement age, times years of credited service (up to 30 years), plus

•	0.50% of final average compensation times years of credited service in excess of 30, but not more than 40, years.

Service after December 31, 2003, does not count as credited service in this formula. For purposes of this formula, compensation means the participant’s taxable compensation, plus contributions to a 401(k) plan and 50% of the amount that the participant deferred under a nonqualified deferred compensation plan, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2014. Normal retirement age for York participants is age 65. Mr. Myers is the only NEO whose benefits are calculated using this formula.

Participants in our Pension Plan generally become vested in their pension benefits upon completion of 5 years of service. Our Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows:

•

If a Johnson Controls participant terminates employment prior to age 55, then the reduction is 5% for each year that benefits begin before their social security retirement age. If a Johnson Controls participant terminates employment on or after age 55 and after completing ten years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age.

•

If a York participant terminates employment prior to age 55, then the benefit is actuarially reduced for each year earlier than the normal retirement age. If a York participant terminates employment on or after age 55, then benefits are reduced 7% for each year that benefits begin before age 62 and 6% for each year that benefits begin before age 59.

Mr. Roell is currently eligible for early retirement under the Pension Plan.

German Pension Arrangement — We have entered into a supplemental agreement with Dr. Bolzenius that provides for retirement benefits. We refer to the supplemental agreement as the “German Pension Arrangement.” The German Pension Arrangement entitles Dr. Bolzenius to credit for one pension “unit” for each year since November 2, 2004 that he has been an employee of our subsidiary, Johnson Controls GmbH. The values of the pension units range between 28,282€ (or $37,340 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) and 10,857€ (or $14,334 using a conversion of Euros into US Dollars using an exchange rate as of January 1, 2007, of 1.32027 US Dollars to 1.00 Euro) depending on Dr. Bolzenius’ age. The annual pension benefit, paid monthly, under the German Pension Arrangement is given by the sum of all pension units credited until the time of the termination of Dr. Bolzenius’ employment.

Dr. Bolzenius’ German Pension Arrangement provides for full benefits only if his employment terminates after age 65, but permits him to receive reduced benefits upon an eligible early retirement (age 63). Upon an early retirement, Dr. Bolzenius’ benefits are based on the acquired pension unit total would be reduced by 0.5% for each month the early retirement occurred prior to age 65. Dr. Bolzenius is not currently eligible for early retirement.

In calculating the amounts shown in the column titled “Present Value of Accumulated Benefit” in the table above, we used the following valuation method and material assumptions: We calculated the amounts reflected for Dr. Bolzenius in accordance with SFAS No. 87 — Employers’ Accounting for Pensions using the following assumptions: A calculation date of September 30, 2011, a 5.00% discount rate, retirement occurring at age 65, and applicability of the RT-2005 G by K. Heubeck Mortality Tables.

Retirement Restoration Plan — Our Retirement Restoration Plan is an unfunded, nonqualified plan that provides retirement benefits above the payments that an employee, other than a York employee, will receive from our Pension Plan in those cases in which the Code’s qualified plan limits restrict the employee’s benefits. The Retirement Restoration Plan provides a benefit equal to the difference between the actual pension benefit payable under our Pension Plan and what such pension benefit would have been without regard to any Code limitation on either the amount of benefits or the amount of compensation that the benefit formula can take into account. Because Mr. Myers was a York employee, he is not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan. Dr. Bolzenius is also not eligible under the Retirement Restoration Plan for a benefit with respect to the Pension Plan because he is not a participant in the Johnson Controls Pension Plan.

A participant is vested in his or her Retirement Restoration Plan benefits only if vested in his or her benefits under our Pension Plan. Benefits under the Retirement Restoration Plan are payable as an annuity at the later of the participant’s termination of employment or attainment of age 55.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL YEAR 2011

The following table sets forth certain information with respect to participation in our nonqualified Executive Deferred Compensation Plan by our NEOs during the fiscal year ended September 30, 2011.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen A. Roell	317,760	235,586	(537,556)	0	7,152,167
R. Bruce McDonald	476,590	91,215	(1,034,701)	0	7,921,775
C. David Myers	689,040	143,671	(287,274)	0	3,520,776
Beda Bolzenius	0	0	0	0	0
Alex A. Molinaroli	451,550	83,081	(292,443)	0	1,732,780

(1)

Certain amounts that appear in the Nonqualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that a NEO earned in fiscal year 2011. Mr. Roell’s Executive Contributions include $72,060 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Roell’s Executive Contributions include $245,700 that was previously reported in the

Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2010. Mr. Roell’s Registrant Contributions include $235,586 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. McDonald’s Executive Contributions include $31,300 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. McDonald’s Executive Contributions include $75,990 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2010. Mr. McDonald’s Registrant Contributions include $91,215 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Myers’ Executive Contributions include $36,900 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Myers’ Executive Contributions include $65,640 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2010. Mr. Myers’ Registrant Contributions include $143,671 that is also reported in the All Other Compensation column of the Summary Compensation Table. Mr. Molinaroli’s Executive Contributions include $31,638 that is also reported in the Salary column in the Summary Compensation Table. Additionally, Mr. Molinaroli’s Executive Contributions include $65,712 that was previously reported in the Non-Equity Incentive Plan compensation column in the Summary Compensation Table for fiscal year 2010. Mr. Molinaroli’s Registrant Contributions include $83,081 that is also reported in the All Other Compensation column of the Summary Compensation Table.

(2)	Amounts shown include the company matching contributions that we make under our Retirement Restoration Plan because the Internal Revenue Code limits such contributions under our 401(k) plan.

(3)	The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a NEO has deferred. Investment earnings include amounts relating to appreciation in the price of our common stock, and negative amounts relating to depreciation in the price of our common stock, because the deferred amounts include deferred stock units, the value of which is tied to the value of our common stock. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to a NEO’s deferred compensation account subject to vesting.

We maintain the following two nonqualified deferred compensation plans under which executives, including our NEOs, may elect to defer their compensation. Dr. Bolzenius does not participate in the Retirement Restoration Plan because he is not a participant in the Johnson Controls Pension Plan and he has waived his participation in the 401(k) plan in exchange for continued accrual of benefits under his German pension agreement.

•	Our Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual and long-term cash bonuses and restricted stock awards.

•

Our Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into our 401(k) plan because of qualified plan limits that the Internal Revenue Code imposes. The Retirement Restoration Plan also credits participants with a matching contribution equal to the difference between the amount of matching contribution made under the 401(k) plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into our 401(k) plan. The Retirement Restoration Plan also credits participants with an amount equal to the difference between the amount of retirement contribution made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits.

Under both plans, a participant may elect to have his or her cash deferrals credited to a common stock unit account or one or more investment accounts that are the same as those available under our 401(k) plan, which serve to measure the earnings that we will credit on the participant’s deferrals. Restricted stock deferrals under the Executive Deferred Compensation Plan are automatically credited to the common stock unit account until vested, after which the participant may reallocate deferrals to another investment account. Amounts allocated to the common stock unit account are credited with dividend equivalents, which are treated as if reinvested in additional common stock units.

Under both plans, deferred amounts are paid upon a participant’s termination of employment in a lump sum or up to ten year annual installments, as the participant elects.

Dividends paid on restricted stock awards that a participant has elected not to defer are also accumulated within the Executive Deferred Compensation Plan, deemed reinvested in common stock units, and paid to a participant in a lump sum when the related shares of restricted stock vest.

DIRECTOR COMPENSATION DURING FISCAL YEAR 2011

The following table provides information about the compensation that our directors earned during fiscal year 2011 and their holdings of equity awards as of September 30, 2011. The table does not include Mr. Roell, who is our Chairman of the Board, President and Chief Executive Officer and who received no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
David Abney	110,005	109,995	220,000
Dennis W. Archer	110,005	109,995	220,000
Robert L. Barnett	135,005	109,995	245,000
Natalie A. Black(3)	128,755	109,995	238,750
Eugenio Clariond Reyes-Retana	110,005	109,995	220,000
Robert A. Cornog	135,005	109,995	245,000
Richard Goodman(3)	128,755	109,995	238,750
Jeffrey A. Joerres	135,005	109,995	245,000
William H. Lacy	135,005	109,995	245,000
Southwood J. Morcott	27,533	27,693	55,226
Mark P. Vergnano(4)	0	0	0

(1)	Amounts shown include a portion (50%) of the annual retainer of $220,000 that we pay quarterly to each of our non-employee directors, and an additional annual retainer of $25,000 that we pay quarterly to the Chairperson of each of our committees of the Board.

(2)	Amounts shown in the table reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, and represent a portion (50%) of the annual retainer of $220,000 that we pay to each of our non-employee directors. The amounts shown include a grant to each non-employee director of 2,832 shares of our common stock based on the closing stock price on the grant date of $38.84.

(3)	Amounts shown reflect those associated with transitioning chair positions for the Governance and Audit Committees.

(4)	Mr. Vergnano was elected as a Director on November 16, 2011.

For fiscal year 2011, we paid each non-employee director $220,000 (pro rated for partial year service) in the form of an annual retainer, paid half in cash and half in shares of common stock at the then current market price, which shares we issued under the 2003 Director Stock Plan. Towers Watson annually conducts a competitive pay analysis to ensure that compensation paid to non-employee directors is competitive with our compensation peer group and other similarly sized general industry companies. Based on their analysis completed in fiscal year 2011, beginning in fiscal year 2012 the annual retainer has been increased to $240,000, with $110,000 paid in cash and $130,000 paid in common stock.

In addition, beginning with fiscal year 2012, we have eliminated the use of the initial grant of a fixed value of $85,000 for new non-employee directors, which decision was made in part because of the increase in the value of the annual stock retainer. We pay the cash portion of the retainer quarterly in October, January, April and July. We issue the stock annually using the market closing price as of the date of the Annual Meeting.

We also reimburse non-employee directors for any expenses relating to their service as directors. Additionally, we pay the Chairpersons of the Audit, Compensation, Corporate Governance and Finance Committees an annual cash retainer of $25,000.

We maintain a director stock ownership policy that requires our directors to hold significant amounts of our stock. Our current stock ownership policy requires our directors to hold five times the value of the common stock portion of their retainer within five years of their election or appointment to our Board. All of our directors comply with the stock ownership policy guidelines.

We permit non-employee directors to defer all or any part of their retainer under the Deferred Compensation Plan for Certain Directors. A director may elect to treat any amount deferred as if invested in any of the investment funds that are available under our tax-qualified Savings and Investment Plan or into share units. We pay the deferred amount as adjusted for earnings, losses, gains and dividends, as applicable, to the director after the director retires or otherwise ceases service on our Board, in a lump sum or up to ten year annual installments, as the director elects. Prior to October 1, 2006, under the Director Share Unit Plan, we credited stock units annually into each non-employee director’s account. Directors may now elect to treat the value of existing units as if invested in any of the accounts available under the Savings and Investment Plan.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL

The following is a discussion of the nature and estimated value of payments and benefits that each of our NEOs would receive in the event of termination of the executive’s employment or upon a change of control. We based the estimated value of the payments and benefits that we would provide on an assumption that the termination of employment or the change of control, or both, as applicable, occurred on September 30, 2011, the last business day of our fiscal year 2011. We can only determine the actual amounts of payments and benefits that an executive officer would receive upon his termination or upon a change of control at the actual time of such event.

Employment Agreements

We have entered into an employment agreement with each of our executive officers, including each of our NEOs. Each employment agreement contains substantially similar terms except for individual salary amounts and benefits. In addition to setting forth the terms and conditions of each NEO’s employment and the amounts payable upon the executive’s termination of employment, the employment agreements contain terms that protect the company from certain business risks, including:

•

an agreement by the executive officer to perform his/her assigned duties by devoting full time, due care, loyalty and best efforts to the duties and complying with all applicable laws and the requirements of our policies and procedures on employee conduct;

•	a prohibition on the executive officer’s competition with our company, both during employment and for a period of one year after employment;

•	a prohibition on the executive officer’s ownership of a 5% or greater interest in any of our competitors;

•	a prohibition on the executive officer’s ability to share confidential information and trade secrets, both during employment and for two years after employment; and

•	a requirement that disputes related to the employment agreement be settled through arbitration instead of potentially costly litigation.

Summary of the Payments and Benefits Upon Each Termination Scenario

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if he had terminated employment on September 30, 2011, under various scenarios. These payments and benefits are generally based on the terms of the employment agreements and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, nonqualified Executive Deferred Compensation Plan, Executive Survivor Benefits Plan, and the severance plan for our U.S. salaried employees.

For each termination scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs. These include distributions under our pension plan and 401(k) savings plan, disability benefits, vesting of stock option and restricted stock awards under equity plans, any salary or bonus awards due to the employee through the date of termination, pro-rated bonus awards relating to outstanding bonus awards and accrued vacation.

Voluntary Termination:    A NEO may terminate his employment with us at any time. In general, upon the executive’s voluntary termination:

•	we are not obligated to provide any severance pay;

•

all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock and restricted stock units; and

•	all benefits and perquisites we provide will cease.

The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 67) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 70).

Retirement and Early Retirement:    None of our NEOs whom we employed on September 30, 2011 was eligible for full retirement on that date, although Mr. Roell was eligible for early retirement (which our Pension Plan defines as reaching age 55 and having 10 or more years of service). For an estimate of the value of the pension benefit for a NEO upon retirement, please see the Pension Benefits Table on page 67. In addition to such pension benefit, upon the executive’s full or early retirement:

•	we are not obligated to pay any severance;

•

the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	with respect to stock options:

•

the vesting of any unvested stock options that we granted to the executive under our 2000 Stock Option Plan and our 2007 Stock Option Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the executive will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•

the executive will retain his shares of restricted stock and restricted stock units that had not vested at the time of retirement, and they will continue to vest on the normal vesting schedule (however, the award agreement provides that the executive will not earn the award if he engages in conduct harmful to the best interests of our company after his retirement);

•

if the executive (other than Dr. Bolzenius, who is not eligible for participation in the Retirement Restoration Plan) is age 65 or older, his accounts under the Retirement Restoration Plan will vest in full; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 67) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 70).

Termination for “Cause”:    We may terminate the employment of a NEO for “cause” under the terms of the employment agreements. A termination for “cause” generally means a termination for theft, dishonesty, fraudulent misconduct, violation of certain provisions of the employment agreement, gross dereliction of duty, grave misconduct injurious to our company, and serious violation of the law or our policies on employee conduct. A NEO will not receive any special payments or benefits if we terminate his employment for “cause.” On the executive’s termination date, all of his outstanding unvested stock options will immediately terminate, and we will cancel any pending option exercises. In addition, the executive will forfeit all unvested shares of restricted stock and restricted stock units. The executive will be entitled to a distribution of his vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 67) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 70).

Termination without “Cause”:    If we terminate the employment of a NEO and the termination is not for “cause,” then:

•

the executive officer will receive a cash severance benefit in an amount equal to the greater of one year of the executive’s base salary as of the termination date or twice the amount payable under our severance plan for U.S. salaried employees. The severance benefit under the salaried severance plan depends upon the employee’s years of service with us, with severance starting at two weeks of base salary for an employee who has only one year of service and increasing to a maximum of 52 weeks of base salary for an employee who has 30 or more years of service;

•

all of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans for which the performance period has not ended will terminate (although the executive will receive a payment of the amounts he earned under his annual and long-term bonus awards for which the performance period has ended on or prior to his date of termination);

•	the executive will forfeit all unvested stock options;

•	the executive will forfeit all unvested restricted stock or restricted stock units; and

•	all benefits and perquisites we provide will cease.

The executive also will be entitled to a distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 67) and the nonqualified Executive Deferred Compensation Plan (see Nonqualified Deferred Compensation Table on page 70).

The following is an estimate of the severance that each NEO would receive assuming the termination without “cause” occurred on September 30, 2011:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Severance	$2,541,615	$800,000	$860,000	$802,000	$1,211,538

Termination due to Disability:    If a total and permanent disability causes a NEO’s termination, then:

•	we are not obligated to pay severance. Rather, the executive may be entitled to disability pay under our short- and long-term disability plans for U.S. salaried employees;

•

the executive will receive, at the end of the applicable performance period for each of his annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount he would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•	the vesting of the executive’s stock options will accelerate so that all of the options are exercisable in full;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	the executive officer will immediately vest in his accounts under the Retirement Restoration Plan;

•	if the executive is younger than age 65, then the executive will continue to be covered under the Executive Survivor Benefits Plan, the benefits of which we describe below; and

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of total and permanent disability, the executive also will be entitled to distribution of any vested benefits under the Retirement Restoration Plan (see the Pension Benefits table on page 67) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Plan table on page 70).

The following is an estimate of the retirement restoration plan benefit that arises from vesting that accelerates due to disability that each NEO would receive assuming the disability termination occurred on September 30, 2011:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Retirement Restoration Plan	$0	$0	$0	$0	$0

Termination due to Death:    If a NEO dies while he is our employee, then:

•

the executive officer is eligible for benefits under our Executive Survivor Benefits Plan if our Board elected him or her as an officer prior to September 15, 2009. Under the terms of the plan that were in effect at September 30, 2011, the beneficiaries of a NEO would receive a lump sum death benefit in an amount equal to three times the executive’s final base salary if the executive dies prior to age 55, or two times the executive’s base salary if the executive dies on or after age 55, plus an additional “gross-up” amount. As of September 30, 2011, the applicable multiples for the NEOs are: Mr. Roell — two times, Mr. McDonald — three times, Mr. Myers — three times, Dr. Bolzenius — three times, and Mr. Molinaroli — three times. In addition, the beneficiaries of the executive officer would receive a continuation of the executive’s base salary for a period of six months after the executive officer’s death. During fiscal year 2009, the Executive Survivor Benefits Plan was frozen to limit participation to current elected officers. Officers elected after September 15, 2009, will participate in our regular group life insurance coverage.

•

the executive’s beneficiaries will receive, at the end of the applicable performance period for each of the executive’s annual and long-term bonus awards outstanding under our Annual and Long-Term Incentive Performance Plans, a pro-rata portion of the award amount the executive would have earned had he remained employed through the end of each such performance period, based on the company’s actual performance;

•

the vesting of the executive’s stock options will accelerate such that the options become immediately exercisable to the extent they would have vested during the one-year period after the date of death;

•	all of the executive’s unvested shares of restricted stock and restricted stock units will vest;

•	all benefits and perquisites we provide will cease.

In the case of termination as a result of death, the executive or the executive’s beneficiaries also will be entitled to a distribution of the executive’s vested benefits under the Retirement Restoration Plan (see the Pension Benefits Table on page 67) and the nonqualified Executive Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table on page 70).

The following is an estimate of the Executive Survivor Benefits Plan value that each NEO would receive assuming the death occurred on September 30, 2011:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Executive Survivor Benefits Plan(1)	$5,614,790	$4,592,140	$4,936,550	$4,368,024	$4,305,131

(1)	In determining the amount of the gross-up to include in the table above, we made the following material assumptions: a tax rate of 42.75% for Wisconsin residents and a tax rate of 39.35% for Michigan residents. During fiscal year 2009, The Committee froze this Plan to limit participation to current elected officers. No new participants are allowed.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers, including each of our NEOs. Upon a change of control of our company, the change of control agreements supersede the employment agreements. The change of control agreements generally entitle each NEO to continued employment with our company or our successor for two years following the change of control, with a base salary, bonus and other benefits at least equal to the base salary, bonus and benefits we paid or provided prior to the change of control. The change of control agreements require our executive officers to comply with confidential information covenant provisions during employment and for two years following termination of employment. The change of control agreements also provide for a severance payment and continued welfare and medical benefits upon termination of the executive’s employment under certain circumstances during the two year employment period that begins on the date of the change of control, as we explain in more detail under “Termination Upon or Following a Change of Control” below. The agreement defines a change of control as:

•	the acquisition by a person or group of 35% or more of our common stock;

•	a change in a majority of our Board without the endorsement of the new Board members by the existing Board members;

•

a reorganization, merger, share exchange or other corporate reorganization or a sale of all or substantially all of our assets, except if it would result in continuity of our shareholders of at least 50%, if no person owns 35% or more of the outstanding shares of the entity resulting from the transaction, and if at least a majority of our Board remains; or

•	approval by our shareholders of our liquidation or dissolution.

Summary of the Payments and Benefits Upon a Change of Control

The following summarizes the types of payments and benefits to which each of our NEOs would have been entitled if a change of control had occurred or if both a change of control and a termination of employment had occurred, on September 30, 2011. These payments and benefits are generally based on the terms of our change of control agreements, and our relevant compensation and benefit plans, such as our Annual and Long-Term Incentive Performance Plans, stock option plans, 2001 Restricted Stock Plan, Retirement Restoration Plan, and nonqualified Executive Deferred Compensation Plan.

For each change of control scenario, we have not separately quantified any amounts that a NEO would receive under plans generally available to all management employees that do not discriminate in favor of the NEOs (such as vesting of stock option and restricted stock awards under equity plans and payments of pro-rated bonus awards relating to outstanding bonus awards).

Change of Control: In the event of a change of control of our company, which each relevant compensation and bonus plan generally defines in the same manner as under the change of control employment agreement we discuss above, the following will occur as of the time of the change of control whether or not the NEO’s employment terminates:

•	the executive officer will receive a pro-rata portion of the maximum amount payable under each annual and long-term bonus award outstanding under our Annual and Long-Term Incentive Performance Plans;

•	vesting of all stock options that the executive officer then holds will accelerate so that the options will be exercisable in full;

•	all of the executive officer’s unvested shares of restricted stock and restricted stock units will vest; and

•

all amounts that the executive officer accrued under the nonqualified Executive Deferred Compensation Plan and Retirement Restoration Plan will immediately vest and we will pay these amounts in full in a lump sum.

The payments and the value of benefits under the change of control agreements or under any of our other plans and programs in connection with a change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes, which would cause the executive officer to pay additional federal taxes. The change of control agreement provides that we will pay the executive officer an additional amount, called a

“gross-up payment,” necessary to offset any taxes of this type that the Internal Revenue Service imposes on the executive officer and any additional taxes on this payment. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010.

The following is an estimate of the Retirement Restoration Plan benefit that arises from vesting that accelerates due to the change of control and the excise tax gross up that each NEO would receive assuming the change of control (no termination) occurred on September 30, 2011:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Retirement Restoration Plan	$0	$0	$0	$0	$0
Excise Tax Gross Up(1)	$0	$0	$0	$0	$0

(1)	The change of control agreements provide that if the aggregate payments under the change of control agreement or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive officer the amount necessary to offset the excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. During fiscal year 2011, the Committee eliminated this provision for any new executive officers elected after July 27, 2010. In determining the amount of the excise tax gross-up to include in the table above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 7.75% state income tax rate, and a 1.45% Medicare tax rate; the calculation also assumes that we can prove that we did not grant the 2011 equity awards in connection with a change of control.

Termination Upon or Following a Change of Control:    As we discuss above, we have change of control agreements with each of our NEOs. This agreement provides for a two year employment period that begins on the date of the change of control.

Under the agreement,

•	if we terminate the executive officer’s employment (or our successor terminates the executive officer’s employment) other than for cause;

•	if the executive officer terminates his employment for good reason;

•	if the executive officer’s employment ceases as a result of the executive officer’s death or disability; or

•

if the executive officer voluntarily terminates his employment within a 30-day period beginning on the first anniversary of the change of control (during fiscal year 2009, the Committee eliminated this trigger for any new executive officers elected after September 14, 2009);

in each case within the two year period then the executive officer or the executive officer’s beneficiary will receive:

•	a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of:

•	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or

•	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

•	payment of a pro-rata portion of the greater of the following:

•	the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or

•	the sum of the annual and long-term cash bonuses for the most recently completed fiscal year;

however, if (and only if) the executive officer’s termination occurs on the change of control date, then we will reduce this amount by the amount we paid under the Annual and Long-Term Incentive Performance Plan as a result of the change of control);

•

a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under our pension plan and our Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and

•	continued medical and welfare benefits for the remainder of the employment period.

As we describe under “Change of Control,” the payments and the value of benefits we provide under the change of control agreements or under any of our other plans or programs in connection with the change of control may exceed limitations that Section 280G of the Internal Revenue Code establishes. The change of control agreement provides that we will pay the executive officer a gross-up payment as applicable. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010.

The following is an estimate of the severance, continued medical and welfare benefit value, and excise tax gross up that each NEO would receive assuming the change of control and termination occurred on September 30, 2011:

	Stephen A. Roell	R. Bruce McDonald	C. David Myers	Beda Bolzenius	Alex A. Molinaroli
Severance(1)	$26,838,000	$10,236,000	$9,783,000	$9,861,000	$9,411,000
Continued Medical & Welfare Benefits(2)	$3,906,722	$331,687	$31,011	$481,178	$667,546
Excise Tax Gross Up(3)	$14,955,250	$6,546,307	$6,675,993	$6,778,728	$5,245,453

(1)	The amount reported reflects the amounts actually earned under the short- and long-term bonus awards for the performance period ending in fiscal year 2011.

(2)

The amount reflects our estimate of the cost to us of providing medical and welfare benefits for the employment period, including medical, prescription, dental, disability and life, accidental death and travel and accident insurance. The amount also includes the lump sum value of the additional benefits the NEO would have accrued during the employment period under our pension plan and our Retirement Restoration Plan.

(3)

The change of control agreements provide that if the aggregate payments under the change of control agreement or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the NEO the amount necessary to offset the excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. During fiscal year 2010, the Committee eliminated this provision for any new executive officers elected after July 27, 2010. In determining the amount of the excise tax gross-up to include in the table above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 7.75% state income tax rate, and a 1.45% Medicare tax rate; the calculation also assumes that we can prove that we did not grant the 2011 equity awards in connection with a change of control. We also assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change of control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

If the executive officer terminates his employment during the employment period for other than good reason (except, for our current NEOs, during the 30-day period beginning on the first anniversary of the change of control) then the executive officer will receive only a payment of a pro-rata portion of the greater of the average of the executive officer’s annualized annual and long-term cash bonuses for the three fiscal years preceding the change of control, or the sum of the annual and long-term cash bonuses for the most recently completed fiscal year.

If we terminate the executive officer’s employment for cause, then no additional pay or benefits are due.

We would have “cause” to terminate the executive officer’s employment under the change of control agreement if the executive repeatedly and deliberately fails to perform the duties of his position and does not correct such failure after notice, or if the executive officer is convicted of a felony involving moral misconduct.

The executive officer would have “good reason” to terminate employment under the change of control agreement if:

•	we assign the executive officer duties inconsistent with his position or we take other actions to reduce the executive officer’s authority or responsibilities;

•	we breach any provision of the change of control agreement relating to salary, bonus and benefits payable following the change of control;

•	we require the executive officer to relocate;

•	we terminate the executive officer’s employment other than as the agreement permits;

•	we fail to require the successor in the change of control transaction to expressly assume the agreement; or

•	we request that the executive perform an illegal or wrongful act in violation of our code of conduct.

The executive officer also has the right, exercisable during a 30-day period following the first anniversary of a change of control, to terminate his or her employment with us for any reason and receive the severance payments and the continued medical and welfare benefits we describe above as if the executive officer had terminated for good reason. During fiscal year 2009, the Committee eliminated this provision for any new executive officers hired after September 14, 2009.

JOHNSON CONTROLS SHARE OWNERSHIP

Directors and Officers	The following table lists our Common Stock ownership as of November 17, 2011 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially owns more than 1% of the outstanding Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Options Exercisable Within 60 Days(2)	Units Representing Deferred compensation(3)	Percent of Class
Roell, Stephen A.	709,687	2,346,000	163,214	0.45%
McDonald, R. Bruce	80,356	1,064,000	269,499	0.17%
Myers, C. David	119,512	677,000	21,601	0.12%
Bolzenius, Beda	89,412	722,000	—	0.12%
Molinaroli, Alex A.	58,068	402,500	57,424	0.07%
Abney, David E.	6,775		3,204	0.00%
Archer, Dennis W.	2,400		40,795	0.00%
Barnett, Robert	12,725		150,561	0.00%
Black, Natalie A.	11,918		63,336	0.00%
Clariond, Eugenio	370,743		41,031	0.05%
Cornog, Robert A.	32,391		160,738	0.00%
Goodman, Richard	4,507		14,283	0.00%
Joerres, Jeffrey A.	11,593		73,071	0.00%
Lacy, William H.	46,629		85,771	0.01%
Vergnano, Mark P.(4)	0		0	0.00%
All Directors and Executive Officers as a group [not including deferred shares referred to in footnote(3)] includes 26.	2,016,368	7,855,700
Total Percent of Class of Common Stock Equivalents	0.30%	1.15%

(1)	Includes all shares for each officer or director that directly has or shares the power to vote or direct the vote of such shares, or to dispose of or direct disposition of such shares.

(2)	Reflects common stock equivalents of stock options exercisable within 60 days that are owned by these officers.

(3)	Reflects common stock equivalents under the deferred and equity based compensation plans that are owned by these officers and directors. Units will not be distributed in the form of common stock.

(4)	Mark P. Vergnano was elected to the Board on November 16, 2011.

Schedule 13D and Schedule 13G Filings	The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the Company’s securities. The table is based upon reports on Schedule 13Ds and Schedule 13Gs filed with the Securities and Exchange Commission as of November 17, 2011.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class
Common Stock $0.01- 7/18	Capital World Investors 333 South Hope Street Los Angeles, CA 90071(1)	48,884,200	7.2%
	Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071(2)	37,481,133	5.6%
	BlackRock, Inc. 40 East 52nd Street New York, NY 10022(3)	35,992,304	5.3%

(1)	The table reflects the Capital World Investors (a division of Capital Research and Management Company) holdings it reported in an amendment to a Schedule 13G filing as of February 7, 2011. At that time, Capital World Investors reported sole voting power with respect to 30,786,000 shares and sole dispositive power with respect to 48,884,200 shares. In a more recent Schedule 13F filing, Capital World Investors reported as of September 30, 2011 that it held sole voting power with respect to 26,001,000 shares and held an additional 14,295,000 shares with other voting power.

(2)	The table reflects the Capital Research Global Investors (a division of Capital Research and Management Company) holdings it reported in an amendment to a Schedule 13G filing as of February 8, 2011. At that time, Capital Research Investors reported sole voting power with respect to 37,481,133 shares and sole dispositive power with respect to 37,481,133 shares. In a more recent Schedule 13F filing, Capital Research Global Investors reported as of September 30, 2011 that it held sole voting power with respect to 31,635,133 shares.

(3)	The table reflects the BlackRock, Inc. holdings it reported in an amendment to a Schedule 13G filing as of January 21, 2011. At that time, BlackRock, Inc. reported sole voting power with respect to 35,992,304 shares and sole dispositive power with respect to 35,992,304 shares. In a series of more recent Schedule 13F filings, BlackRock, Inc. and its subsidiaries reported as of September 30, 2011 that they held sole voting power with respect to 40,457,568 shares.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a):	Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all reports required to be filed during fiscal year 2011 with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934 were timely made.

By order of the Board of Directors.

Jerome D. Okarma Vice President, Secretary and General Counsel December 9, 2011

Shareholder Information Summary

Executive Offices	Shareholder Communications	Shareholder Services
Johnson Controls, Inc.		Transfer Agent
5757 N. Green Bay Avenue Milwaukee, WI 53209-4408 (414) 524-1200 www.johnsoncontrols.com webmaster@jci.com New York Stock Exchange Symbol: JCI CUSIP: 478366 107

www.johnsoncontrols.com

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AuditCommittee Chair

Richard.Goodman-EXT@jci.com

GovernanceCommittee Chair

Natalie.A.Black@jci.com

Wells Fargo Bank, N.A.

Shareowner Services Department

P.O. Box 64856

St. Paul, MN 55075-0856

(877) 602-7397

www.wellsfargo.com/shareownerservices

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Shareowner Services Department

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South St. Paul, MN 55164

•Dividend Payments

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ShareholderServices Contact

AngelaBlair

(414)524-2363

shareholder.services@jci.com

InvestorRelations Contact

GlenL. Ponczak

(414)524-2375

Glen.L.Ponczak@jci.com

THE COMPANY IS NOT INCLUDING THIS SHAREHOLDER INFORMATION

SUMMARY AS PART OF, OR INCORPORATING IT BY REFERENCE INTO, THE

PROXY STATEMENT.

Shareowners ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

☐ Check this box if address change, and indicate correction below:	To vote by Internet or telephone, see reverse side of this proxy card.

Proxy

2012 Annual Meeting – January 25, 2012

The Board of Directors recommends a vote FOR items 1 through 3, and “AGAINST” item 4

						FOR ALL	WITHHOLD FROM ALL
1.	Election of Directors	01	Dennis W. Archer	02	Mark P. Vergnano
		03	Richard Goodman			☐	☐

EXCEPTIONS
To withhold authority to vote for any individual nominee(s), write the number code(s) of the nominee(s) in the exceptions box.

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2.	Ratification of PricewaterhouseCoopers as independent auditors for 2012.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Advisory vote on compensation of our named executive officers.	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Consideration of a shareholder proposal to declassify the Board of Directors.	☐	FOR	☐	AGAINST	☐	ABSTAIN

If no direction is indicated on your returned card, this proxy will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, AGAINST item 4, and voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

[Important information contained on reverse side; please read.]

Dated:

Please sign in box.

Please sign name exactly as it appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, give full title. For joint accounts, each owner must sign.

The signatory, having received the Notice of Meeting and Proxy Statement dated December 9, 2011, and Annual Report on Form 10-K, hereby appoints S.A. Roell and J. D. Okarma, and each of them, proxies with power of substitution to vote for the signatory at the annual shareholders’ meeting of Johnson Controls, Inc., to be held on January 25, 2012, and at any adjournments thereof, hereby revoking any proxy heretofore given by the signatory for such meeting.

This proxy when properly executed will be voted in the manner directed therein by the signatory. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your Proxy Form. This proxy allows you to vote all non-broker account shares of Johnson Controls you hold as of November 17, 2011. If you submit your proxy by telephone or Internet, there is no need for you to mail back your Proxy Form.

JOHNSON CONTROLS, INC.

PROXY

2012 Annual Meeting – January 25, 2012

Johnson Controls and other plan participants: If you are a participant in the Johnson Controls Savings and Investment (401k) Plan, the Trim Masters, Inc. Retirement Plan, the Johnson Controls Automotive Experience Production Employee Savings and Investment (401k) Plan, the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees, the Bridgewater LLC Profit Sharing Plan, the Johnson Controls Federal Systems Retirement Savings (401k) Plan, the Avanzar Interior, LLC Savings and Investment (401k) Plan, or the JCIM Savings and Investment (401k) Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

Bristol Compressors Thrift and Retirement Plan participants: If you are a participant in the Bristol Compressors Thrift and Retirement Plan, this proxy card also entitles you to direct Fidelity Management Trust Company how to vote Johnson Controls shares credited to your account.

The shares credited to your account in any above-referenced plan will be voted as directed. If no voting direction is indicated on your returned card, if the card is not signed, or if the card is not received by January 19, 2012 the plan shares credited to your account will be voted in the same proportion as directions received from participants.

If your shares of the Company’s Common Stock are registered in your name, and no voting direction is indicated on your returned card, the shares you hold will be voted FOR all nominees listed in item 1, FOR item 2, FOR item 3, AGAINST item 4, and voted in the discretion of the proxies upon other such matters which may properly come before the meeting or any adjournments thereof.

If you own shares by other means than those stated above, you will receive separate proxy materials which you should complete and return as indicated in those materials. To understand the effect of not voting your shares, please refer to the Questions and Answers section of the Proxy Statement.

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Proxy

VOTE BY TELEPHONE, INTERNET OR MAIL

24 Hours a Day, 7 Days a Week

TELEPHONE	INTERNET	MAIL

toll-free in U.S. and Canada:
800-560-1965	http://www.eproxy.com/jci/

Use any touch-tone telephone to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you call.	Use the Internet to vote your proxy. Have your Proxy Form and the last four digits of your Social Security Number or Taxpayer Identification Number in hand when you access the website to create your electronic ballot.	Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.